Exhibit 10.1

$600,000,000

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

20 October 2011

among

CARLISLE COMPANIES INCORPORATED

and

CARLISLE MANAGEMENT COMPANY,

as co-borrowers,

the banks listed herein,

Wells Fargo Bank, N. A. and Bank of America, N.A.,

as co-syndication agents,

Bank of Tokyo-Mitsubishi UFJ, Ltd,

SunTrust Bank,

Mizuho Corporate Bank (USA)

and

T.D. Bank, N.A.

as co–documentation agents

and

JPMorgan Chase Bank, N.A.,

as Administrative Agent

J.P. Morgan Securities, LLC, Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith
Incorporated,
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		2

SECTION 1.01.	Definitions	2
SECTION 1.02.	Accounting Terms and Determinations	17
SECTION 1.03.	Types of Borrowings	17
SECTION 1.04.	Conversion of Foreign Currencies	18
(a)	Dollar Equivalents	18
(b)	Rounding-Off	18

ARTICLE 2 THE CREDITS		18

SECTION 2.01.	Commitments to Lend	18
(a)	Revolving Loans	18
(b)	Revolving Available Currency Loans	18
(c)	Bank Participation in Revolving Available Currency Loans	18
(d)	Term Loans	19
SECTION 2.02.	Notice of Committed Borrowing	20
SECTION 2.03.	Money Market Borrowings	21
(a)	The Money Market Option	21
(b)	Money Market Quote Request	21
(c)	Invitation for Money Market Quotes	21
(d)	Submission and Contents of Money Market Quotes	22
(e)	Notice to Carlisle	23
(f)	Acceptance and Notice by Co-Borrowers	23
(g)	Allocation by Administrative Agent	23
SECTION 2.04.	Notice to Banks; Funding of Loans	24
(a)	Notice of Borrowing	24
(b)	Funding by the Banks	24
(c)	Bank Funding Assumed Made	24
SECTION 2.05.	Swingline Borrowings	24
(a)	Swingline Commitment	24
(b)	Swingline Loan Requests	24
(c)	Participations in Swingline Loans	25
SECTION 2.06.	Repayment of Loans; Evidence of Debt	25
(a)	Promise to Pay	25
(b)	Accounts of Each Bank	26
(c)	Administrative Agent Records	26
(d)	Prima Facie Evidence	26
(e)	Promissory Notes	26
SECTION 2.07.	Maturity of Loans	26
(a)	Revolving Loans	26
(b)	Revolving Available Currency Loans	26
(c)	Money Market Loans	26
(d)	Swingline Loans	26
(e)	Term Loans	27
SECTION 2.08.	Interest Rates	27
(a)	Base Rate Loans	27
(b)	Available Currency Loans	27
(c)	Euro-Dollar Loans	28
(d)	Money Market Loans	29
(e)	Default Interest	29
(f)	Determination of Rates	29

i

SECTION 2.09.	Fees	29
(a)	Facility Fees	29
(b)	Letter of Credit Fees	30
(c)	Payment Provisions	30
SECTION 2.10.	Optional Termination or Reduction of Commitments	30
SECTION 2.11.	Mandatory Termination of Commitments	30
SECTION 2.12.	Prepayments	30
(a)	Optional Prepayments	31
(b)	Mandatory Prepayment	31
(c)	Notice of Prepayment	31
SECTION 2.13.	General Provisions as to Payments	31
(a)	Payments Generally	31
(b)	Payments Assumed Made by the Co-Borrowers	32
SECTION 2.14.	Funding Losses	32
SECTION 2.15.	Computation of Interest and Fees	32
SECTION 2.16.	Method of Electing Interest Rates	32
(a)	Committed Borrowings	32
(b)	Contents of Notice of Interest Rate Election	33
(c)	Notice to Banks	34
(d)	Limitation on Election	34
(e)	Payment of Accrued Interests	34
SECTION 2.17.	Letters of Credit	34
(b)	Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions	34
(c)	Expiration Date	35
(d)	Participations	35
(e)	Reimbursement	35
(f)	Obligations Absolute	36
(g)	Disbursement Procedures	36
(h)	Interim Interest	36
(i)	Replacement of an Issuing Bank	37
(j)	Cash Collateralization	37
SECTION 2.18.	Increase of Revolving Commitments	37
SECTION 2.19.	Carlisle As Agent for CMC	38
SECTION 2.20.	Co-Borrowers’ Acknowledgment of Benefit and Liability	38
SECTION 2.21.	Limitation of CMC Liability	39
SECTION 2.22.	Contribution; Subrogation	39
SECTION 2.23.	Joint and Several Obligations Absolute	40
SECTION 2.24.	Subordination	40

ARTICLE 3 CONDITIONS		41

SECTION 3.01.	Closing	41
(a)	This Agreement	41
(b)	Legal Opinion	41
(c)	Fees	41
(d)	Authorization Documents	41
SECTION 3.02.	Borrowings	42
(a)	Effective Date	42
(b)	Notice	42
(c)	Commitments Not Exceeded	42
(d)	No Default	42
(e)	Representations and Warranties	42
SECTION 3.03.	Term Loans	42
(a)	Term Loan Supplement	42
(b)	Closing Certificate	42
(c)	Other Documents	43

SECTION 3.04.	Effective Date Advances and Adjustments	43

ARTICLE 4 REPRESENTATIONS AND WARRANTIES		43

SECTION 4.01.	Corporate Existence and Power	43
SECTION 4.02.	Corporate and Governmental Authorization; No Contravention	43
SECTION 4.03.	Binding Effect	43
SECTION 4.04.	Financial Information	43
(a)	Year End Financial Statements	44
(b)	Quarterly Financial Statements	44
(c)	No Material Adverse Change	44
SECTION 4.05.	Litigation	44
SECTION 4.06.	Compliance with ERISA	44
SECTION 4.07.	Environmental Matters	44
SECTION 4.08.	Taxes	45
SECTION 4.09.	Subsidiaries	45
SECTION 4.10.	No Regulatory Restrictions on Borrowing	45
SECTION 4.11.	Full Disclosure	45

ARTICLE 5 COVENANTS		46

SECTION 5.01.	Information	46
(a)	Annual Financial Statements	46
(b)	Quarterly Financial Statements	46
(c)	Compliance Certificate	46
(d)	Accountant’s Certification	47
(e)	Notice of Default	47
(f)	Shareholder Material	47
(g)	SEC Filings	47
(h)	Erisa Matters	47
(i)	Other Information	47
SECTION 5.02.	Payment of Obligations	47
SECTION 5.03.	Maintenance of Property; Insurance	47
(a)	Maintenance of Property	48
(b)	Insurance	48
SECTION 5.04.	Conduct of Business and Maintenance of Existence	48
SECTION 5.05.	Compliance with Laws	48
SECTION 5.06.	Inspection of Property, Books and Records	48
SECTION 5.07.	Mergers and Sales of Assets	48
SECTION 5.08.	Use of Proceeds	48
SECTION 5.09.	Negative Pledge	49
(a)	Existing Liens	49
(b)	Liens of an Acquired Person	49
(c)	Purchase Money Liens	49
(d)	Mergers, etc	49
(e)	Liens Existing on an Acquired Asset	49
(f)	Refinancings	49
(g)	Ordinary Course	49
(h)	Securitization Liens	49
(i)	Basket of Permitted Liens	49
SECTION 5.10.	Subsidiary Debt Limitation	49
SECTION 5.11.	Leverage Ratio	49
SECTION 5.12.	Interest Coverage Ratio	50
SECTION 5.13.	Transactions with Affiliates	50

ARTICLE 6 DEFAULTS		50

SECTION 6.01.	Events of Default	50
(a)	Payment	51
(b)	Covenant Default	51
(c)	Other covenant Defaults	51
(d)	False Representation, etc.	51
(e)	Cross Payment Default	51
(f)	Cross Covenant Default	51
(g)	Voluntary Insolvency	51
(h)	Involuntary Insolvency	51
(i)	ERISA	51
(j)	Judgments	52
(k)	Change of Control	52
SECTION 6.02.	Notice of Default	52

ARTICLE 7 THE AGENT		52

SECTION 7.01.	Appointment and Authorization	52
SECTION 7.02.	Administrative Agent and Affiliates	52
SECTION 7.03.	Action by Administrative Agent	53
SECTION 7.04.	Consultation with Experts	53
SECTION 7.05.	Liability of Administrative Agent	53
SECTION 7.06.	Indemnification	53
SECTION 7.07.	Credit Decision	53
SECTION 7.08.	Successor Administrative Agent	54
SECTION 7.09.	Agent’s Fees	54
SECTION 7.10.	No Additional Duties of other Agents	54

ARTICLE 8 CHANGE IN CIRCUMSTANCES		54

SECTION 8.01.	Basis for Determining Interest Rate Inadequate or Unfair	54
(a)	Euro-Dollar Based Loans	54
(b)	Availiable Currency Loans	55
SECTION 8.02.	Illegality	55
SECTION 8.03.	Increased Cost and Reduced Return	56
(a)	Increase Costs	56
(b)	Reduced Return	56
(c)	Euro Conversion	56
(d)	Request For Compensation	56
SECTION 8.04.	Taxes	57
(a)	Definitions	57
(b)	Gross Up	57
(c)	Tax Indemnity	57
(d)	Withholding Tax Exemptions	57
(e)	Limitation on Indemnification	58
(f)	FATCA	58
(g)	Mitigation Obligations	58
SECTION 8.05.	Base Rate Loans Substituted for Affected Euro-Dollar Loans	58
SECTION 8.06.	Substitution of Bank	58
SECTION 8.07.	Unavailability of Available Currency Loans	59
SECTION 8.08.	Defaulting Banks	59
(a)	Suspension of Facility Fees	59
(b)	Suspension of Voting	59
(c)	Participation Exposure	59
(d)	Suspension of Swingline Loans, Revolving Available Currency Loans and Letters of Credit	60
(e)	Setoff Against Defaulting Bank	60

ARTICLE 9 MISCELLANEOUS		61

SECTION 9.01.	Notices	61
(a)	Co-Borrowers	61
(b)	Administrative Agent	61
(c)	Available Currency Borrowing	61
(d)	Banks	61
SECTION 9.02.	No Waivers	61
SECTION 9.03.	Expenses; Indemnification	61
(a)	Expenses	62
(b)	Indemnification	62
(c)	Currency Indemnification	62
SECTION 9.04.	Sharing of Set-offs	62
SECTION 9.05.	Amendments and Waivers	62
SECTION 9.06.	Successors and Assigns	63
(a)	Benefit and Binding Effect	63
(b)	Assignments	63
(c)	Participations	65
(d)	Pledge	65
SECTION 9.07.	Collateral	66
SECTION 9.08.	Governing Law; Submission to Jurisdiction	66
SECTION 9.09.	Counterparts; Integration; Effectiveness; Amendment and Restatement	66
SECTION 9.10.	Severability	67
SECTION 9.11.	Headings	67
SECTION 9.12.	Limitation of Liability	67
SECTION 9.13.	Construction	67
SECTION 9.14.	Independence of Covenants	67
SECTION 9.15.	WAIVER OF JURY TRIAL	67
SECTION 9.16.	Confidentiality	67
SECTION 9.17.	USA PATRIOT Act	68
SECTION 9.18.	Judgment Currency	68

v

INDEX OF EXHIBITS AND SCHEDULES

SCHEDULE 1.01	–	Commitments
SCHEDULE 1.01(a)	–	Pricing Schedule
SCHEDULE 1.01(b)	–	Existing Letters of Credit
SCHEDULE 1.01(c)	–	Mandatory Costs
SCHEDULE 4.09	–	Material Subsidiaries

EXHIBIT A	–	Form of Note
EXHIBIT B	–	Form of Money Market Quote Request
EXHIBIT C	–	Form of Invitation for Money Market Quotes
EXHIBIT D	–	Form of Money Market Quote
EXHIBIT E	–	Form of Opinion of Counsel for the Co-Borrowers
EXHIBIT F	–	Form of Assignment and Assumption Agreement
EXHIBIT G	–	Form of Increased Commitment Supplement
EXHIBIT H	–	Form of Term Loan Supplement

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated October 20, 2011, is among CARLISLE COMPANIES INCORPORATED, a Delaware corporation (“Carlisle”), CARLISLE MANAGEMENT COMPANY, a Delaware corporation (“CMC” and together with Carlisle, herein the “Co-Borrowers”), the BANKS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

RECITALS

A.                                   Carlisle, the Banks party thereto, JPMorgan Chase Bank, N.A., as the administrative agent and certain other parties entered into that certain Second Amended and Restated Credit Agreement dated July 12, 2007 (the “Prior Credit Agreement”).  Since the date of the Prior Credit Agreement: (i) Calyon New York Branch has assigned all of its interests in and to the Prior Credit Agreement to Mizuho Corporate Bank (USA) pursuant to an Assignment and Assumption Agreement, (ii) The Bank of Tokyo-Mitsubishi UFJ, Trust Company has assigned all of its interests in and to the Prior Credit Agreement to The Bank of Tokyo-Mitsubishi UFJ, Ltd pursuant to an Assignment and Assumption and (ii) BNP Paribas, Bank of China New York Branch and Bank Hapoalim, B.M. have each assigned all of their respective interests in and to the Prior Credit Agreement to JPMorgan Chase Bank N.A. pursuant to Assignment and Assumption Agreements dated the date hereof. As a result of the foregoing assignments, neither BNP Paribas, Calyon New York Branch, Bank of China New York Branch nor Bank Hapoalim, B.M are party to the Prior Credit Agreement any longer.

B.                                     Carlisle has requested that the Prior Credit Agreement be amended to, among other things, (i) increase the aggregate amount of the commitments provided under the Prior Credit Agreement; (ii) to provide for advances in Available Currencies, (iii) add T.D. Bank, N.A. and HSBC Bank USA, National Association as lenders thereunder and (iv) make certain other changes thereto. The parties have agreed to amend and restate the Prior Credit Agreement on the terms and conditions set forth herein.

C.                                     The proceeds of any borrowings hereunder are to be used to refinance existing indebtedness, to make acquisitions, for capital expenditures and working capital and for other general corporate purposes. Letters of Credit issued hereunder shall be issued to support transactions of Carlisle and the Subsidiaries.

NOW THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01. Definitions. The following terms, as used herein, have the following meanings:

“Absolute Rate Auction” means a solicitation of Money Market Quotes setting forth Money Market Absolute Rates pursuant to Section 2.03.

“Adjusted London Interbank Offered Rate” has the meaning set forth in Section 2.08(c) .

“Adjusted Maximum Amount” has the meaning set forth in Section 2.22.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Banks hereunder, and its successors in such capacity.  JPMorgan Chase Bank, National

Association may, in its discretion, arrange for one or more its domestic or foreign branches or Affiliates to perform its obligations as the Administrative Agent hereunder and in such event, the term “Administrative Agent” shall include any such branch or Affiliate with respect to such obligations.

“Administrative Questionnaire” means, with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to Carlisle) duly completed by such Bank.

“Affiliate” means (i) any Person that directly, or indirectly through one or more intermediaries, controls Carlisle (a “Controlling Person”) or (ii) any Person (other than Carlisle or a Subsidiary) which is controlled by or is under common control with a Controlling Person.  As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Payments” has the meaning set forth in Section 2.22.

“Agreement” has the meaning set forth in the introduction hereto.

“Applicable Lending Office” means, with respect to any Bank, (i) in the case of its Base Rate Loans, its Domestic Lending Office, (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office, (iii) in the case of its Available Currency Loans, its Available Currency Lending Office, and (iv) in the case of its Money Market Loans, its Money Market Lending Office.

“Applicable Percentage” means with respect to any Bank holding a Revolving Commitment, the percentage of the total Revolving Commitments represented by such Revolving Bank’s Revolving Commitment.  If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Approved Fund” has the meaning as set forth in Section 9.06.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Bank and an assignee (with the consent of any party whose consent is required by Section 9.06), and accepted by the Administrative Agent, in the form of Exhibit F or any other form approved by the Administrative Agent.

“Available Currency” means the Euro, British Pounds Sterling, Japanese Yen, the Canadian dollar or any other freely available currency (other than Dollars) requested by Carlisle and approved by the Available Currency Revolving Banks which is freely transferable and freely convertible into Dollars and in which dealings are carried on in the London interbank market. The term “Available Currency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are denominated in an Available Currency.

“Available Currency Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City, London, England and the applicable Available Currency Office are closed or other day on which banks that are authorized to deal in the applicable Available Currency are closed.

“Available Currency Commitment” means, with respect to each Available Currency Revolving Bank, the commitment of such Available Currency Revolving Bank to make Revolving Available Currency Loans hereunder, expressed as an amount representing the maximum aggregate amount of such

Available Currency Revolving Bank’s Revolving Available Currency Loans hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.10 and (b) reduced or increased from time to time pursuant to assignments by or to such Bank pursuant to Section 9.06.  The initial amount of each Available Currency Revolving Bank’s Available Currency Commitment is set forth on Schedule 1.01, or in the Assignment and Assumption pursuant to which such Bank shall have assumed its Available Currency Commitment.  As of the Effective Date, the aggregate amount of the Available Currency Revolving Banks’ Available Currency Commitments is $300,000,000.

“Available Currency Exposure” means, at any time, the aggregate principal Dollar Amount of all Revolving Available Currency Loans outstanding at such time. The Available Currency Exposure of any Bank (including each Available Currency Revolving Bank) at any time shall be its Applicable Percentage of the total Available Currency Exposure at such time.

“Available Currency Lending Office” means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Available Currency Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Available Currency Lending Office by notice to the Co-Borrowers and the Administrative Agent.

“Available Currency Loan” means a Revolving Available Currency Loan or a Term Available Currency Loan.

“Available Currency Office” means, with respect to an Available Currency, the office of the Administrative Agent designated by the Administrative Agent as such by notice to the Co-Borrowers and the Banks.

“Available Currency Rate” has the meaning set forth in Section 2.08(b).

“Available Currency Revolving Bank” means a Bank with an Available Currency Commitment or, if the Available Currency Commitments have terminated or expired, a Bank holding direct interests in Revolving Available Currency Loans.  An Available Currency Revolving Bank may, in its discretion, arrange for one or more Revolving Available Currency Loans to be made by one or more of its domestic or foreign branches, in which case the term “Available Currency Revolving Bank” shall include any such branch or Affiliate with respect to Loans made by such Person.

“Banks” means the Persons listed on Schedule 1.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, Increased Commitment Supplement or a Term Loan Supplement, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Banks” includes the Swingline Bank.

“Base Margin” means a rate per annum determined in accordance with the Pricing Schedule.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted London Interbank Offered Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%.

“Base Rate Loan” means a Loan that bears interest at the Base Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election or the last sentence of Section 2.16(a) or Article 8. Available Currency Loans and Money Market Loans may not bear interest at the Base Rate.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Borrowing” has the meaning set forth in Section 1.03.

“Carlisle” means Carlisle Companies Incorporated, a Delaware corporation, and its successors.

“Carlisle’s 2010 Form 10-K” means Carlisle’s annual report on Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement (including any law, rule or regulations currently under contemplation as of the date of this Agreement), (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Bank or the Issuing Bank (or by any lending office of any Bank or by such Bank’s or the Issuing Bank’s Parent, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.  Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the date on or after the Effective Date on which the Administrative Agent shall have received the documents specified in or pursuant to Section 3.01.

“Co-Borrowers” has the meaning set forth in the introduction hereto.

“Commitment” means the Revolving Commitment, the Available Currency Commitment, the Term Loan Commitment, or a combination thereof (as the context requires).

“Committed Borrowing” has the meaning set forth in Section 1.03.

“Consolidated Assets” means, at any date, the assets of Carlisle and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

“Consolidated Debt” means, at any date, the Debt of Carlisle and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

“Consolidated EBITDA” has the meaning set forth in Section 5.11.

“Consolidated Financial Liabilities” has the meaning set forth in Section 5.11.

“Consolidated Interest Expense” has the meaning set forth in Section 5.11.

“Consolidated Net Income” means, for any fiscal period, the net income of Carlisle and its Consolidated Subsidiaries, determined on a consolidated basis for such period, exclusive of: (a) the effect of any extraordinary or other nonrecurring gain (but not loss), (b) the net income or loss from discontinued operations; and (c) any gains or losses arising from the disposal of a discontinued business.

“Consolidated Net Worth” means, at any date, the consolidated shareholders’ equity of Carlisle and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

“Consolidated Subsidiary” means, at any date, any Subsidiary or other entity the accounts of which would be consolidated with those of Carlisle in its consolidated financial statements if such statements were prepared as of such date.

“Consolidated Tangible Net Worth” means, at any date, the sum of the following, determined on a consolidated basis as of such date: (i) the consolidated shareholders’ equity of Carlisle and its Consolidated Subsidiaries minus (ii) the amount of intangible assets carries on the balance sheet of Carlisle and its Consolidated Subsidiaries at such date.

“Debt” of any Person means, at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all non–contingent obligations (and, for purposes of Section 5.09 and the definitions of Material Debt and Material Financial Obligations, all contingent obligations) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person and (vii) all Debt of others Guaranteed by such Person; provided that Debt shall not include available yet unborrowed commitments in any revolving credit facility of Carlisle or its Subsidiaries. In calculating the amount of Debt for any purposes under this Agreement, any particular issuance of Debt shall be recorded at par or its remaining principal amount (excluding any increase or decrease attributable to the termination of any related Derivatives Obligations), notwithstanding any contrary treatment in accordance with generally accepted accounting principles.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Bank” means any Bank, as reasonably determined by the Administrative Agent, that has: (a) failed to fund any portion of its Loans or participations in Letters of Credit, Revolving Available Currency Loans or Swingline Loans within three Business Days of the date required to be funded by it hereunder, unless such Bank notifies the Administrative Agent and Carlisle in writing that such failure is the result of such Bank’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) notified Carlisle, the Administrative Agent, the Issuing Bank or any Bank in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements generally in which it commits to extend credit (unless such writing or public statement relates to such Bank’s obligation to fund a Loan hereunder and states that such position is based on such Bank’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, Revolving Available Currency Loans and Swingline Loans, (d) otherwise failed to pay over to the Administrative Agent or any other Bank any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Bank shall not be a Defaulting Bank solely by virtue of the ownership or acquisition of any equity interest in that Bank or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Bank.

“Derivatives Obligations” of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross–currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

“Dollar Amount” means, as of any date of determination, (a) in the case of any amount denominated in Dollars, such amount, and (b) in the case of any amount denominated in another currency, the amount of Dollars which is equivalent to such amount of other currency as of such date, determined by using the Spot Rate on the date two (2) Business Days prior to such date or on such other date as may be requested by the Co-Borrowers and approved by the Administrative Agent.

“Dollars” or “$” refers to lawful currency of the United States of America.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Domestic Lending Office” means, as to each Bank, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to Carlisle and the Administrative Agent.

“Effective Date” means the date this Agreement becomes effective in accordance with Section 3.01.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean–up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means Carlisle, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which,

together with Carlisle or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“euro” or “Euro” means the single currency of the Participating Member States.

“Euro–Dollar Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

“Euro–Dollar Lending Office” means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro–Dollar Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro–Dollar Lending Office by notice to the Co-Borrowers and the Administrative Agent.

“Euro–Dollar Loan” means a Loan (other than a Money Market Loan) that bears interest at a Euro–Dollar Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election. Available Currency Loans may not bear interest at a Euro-Dollar Rate.

“Euro–Dollar Margin” means a rate per annum determined in accordance with the Pricing Schedule.

“Euro–Dollar Rate” means a rate of interest determined pursuant to Section 2.08(c) on the basis of a London Interbank Offered Rate.

“Euro–Dollar Reference Bank” means the principal London offices of JPMorgan Chase Bank, N.A.

“Euro–Dollar Reserve Percentage” has the meaning set forth in Section 2.08(c).

“Event of Default” has the meaning set forth in Section 6.01.

“Facility Fee Rate” means the rate per annum determined in accordance with the Pricing Schedule.

“Fair Share” has the meaning set forth in Section 2.22.

“Fair Share Shortfall” has the meaning set forth in Section 2.22.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to JPMorgan Chase Bank, N.A. on such day on such transactions as determined by the Administrative Agent.

“Fixed Rate Loans” means the Available Currency Loans, Euro–Dollar Loans or Money Market Loans (excluding Money Market Loans bearing interest at the Base Rate pursuant to Section 8.01) or any combination of the foregoing.

“Foreign Bank” means any Bank that is organized under the laws of a jurisdiction other than that in which Carlisle is located. For purposes of this definition, the United States, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fraudulent Transfer Laws” has the meaning set forth in Section 2.21.

“Funding Obligors” has the meaning set forth in Section 2.22.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including without limitation any board of insurance, insurance department or insurance commissioner and any taxing authority or political subdivision) (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Group of Loans” means, at any time, a group of Loans consisting of (i) all Revolving Loans which are Base Rate Loans at such time, (ii) all Revolving Loans which are Euro–Dollar Loans having the same Interest Period at such time, (iii) all Term Loans which are Base Rate Loans, (iv) all Term Loans which are Euro-Dollar Loans having the same Interest Period at such time, (v) all Term Loans which are Available Currency Loans having the same Interest Period at such time, and (vi) all Revolving Available Currency Loans having the same Interest Period at such time; provided that, if a Loan of any particular Bank is converted to or made as a Base Rate Loan pursuant to Article 8, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep–well, to purchase assets, goods, securities or services, to take–or–pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the holder of such Debt of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Substances” means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by–products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

“Increase Amount” has the meaning assigned to such term in Section 2.18.

“Increased Commitment Supplement” has the meaning specified in Section 2.18.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Information” has the meaning specified in Section 9.16.

“Interest Period” means:

(1)           with respect to each Euro–Dollar Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in an applicable Notice of Interest Rate Election and ending two weeks or one, three, six or nine months thereafter, as Carlisle may elect in the applicable notice (or ending any other length of time thereafter as Carlisle may elect and the Banks may approve); provided that:

(a)           any Interest Period which would otherwise end on a day which is not a Euro–Dollar Business Day shall be extended to the next succeeding Euro–Dollar Business Day unless such Euro–Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro–Dollar Business Day;

(b)           any Interest Period which begins on the last Euro–Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro–Dollar Business Day of a calendar month;

(c)           no Interest Period may extend beyond a principal repayment date unless, after giving effect thereto, the aggregate principal amount of the Euro-Dollar Loans having Interest Periods that end after such principal payment date shall be equal to or less than the Euro-Dollar Loans to be outstanding hereunder after such principal repayment date; and

(d)           any Interest Period which would otherwise end after the Termination Date applicable to such Loan shall end on the Termination Date applicable to such Loan or a date prior thereto as determined pursuant to clauses (a) and (b) of this subsection (1).

(2)           with respect to each Available Currency Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in an applicable Notice of Interest Rate Election and ending two weeks or one, three, six or nine months thereafter, as Carlisle may elect in the applicable notice (or ending any other length of time thereafter as Carlisle may elect and the Banks may approve); provided that:

(a)           any Interest Period which would otherwise end on a day which is not an Available Currency Business Day shall be extended to the next succeeding Available Currency Business Day unless such Available Currency Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Available Currency Business Day;

(b)           any Interest Period which begins on the last Available Currency Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Available Currency Business Day of a calendar month;

(c)           no Interest Period may extend beyond a principal repayment date unless, after giving effect thereto, the aggregate principal amount of the Available Currency Loans having Interest Periods that end after such principal payment date shall be equal to or less than the Available Currency Loans to be outstanding hereunder after such principal repayment date;

(d)           with respect to Revolving Available Currency Loans, any Interest Period which would otherwise end after the Revolving Termination Date shall end on the Revolving Termination Date or a date prior thereto as determined pursuant to clauses (a) and (b) of this subsection (2); and

(e)           with respect to Term Available Currency Loans, any Interest Period which would otherwise end after the applicable Term Loan Termination Date shall end on the applicable Term Loan Termination Date or a date prior thereto as determined pursuant to clauses (a) and (b) of this subsection (2);

(3)           with respect to each Money Market LIBOR Borrowing, the period commencing on the date of such Borrowing and ending such whole number of months thereafter as Carlisle may elect in accordance with Section 2.03; provided that:

(a)           any Interest Period which would otherwise end on a day which is not a Euro–Dollar Business Day shall be extended to the next succeeding Euro–Dollar Business Day unless such Euro–Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro–Dollar Business Day;

(b)           any Interest Period which begins on the last Euro–Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro–Dollar Business Day of a calendar month; and

(c)           any Interest Period which would otherwise end after the Revolving Termination Date shall end on the Revolving Termination Date or a date prior thereto as determined pursuant to clauses (a) and (b) of this subsection (3).

(4)           with respect to each Money Market Absolute Rate Borrowing, the period commencing on the date of such Borrowing and ending such number of days thereafter (but not less than 14 days) as Carlisle may elect in accordance with Section 2.03; provided that:

(a)           any Interest Period which would otherwise end on a day which is not a Domestic Business Day shall be extended to the next succeeding Domestic Business Day; and

(b)           any Interest Period which would otherwise end after the Revolving Termination Date shall end on the Revolving Termination Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Issuing Bank” means each Bank, in its capacity as the issuer of Letters of Credit hereunder, its successors in such capacity as provided in Section 2.17(i) and any affiliate of a Bank who issues a Letter of Credit for the account of a Co-Borrower.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Co-Borrowers at such time. The LC Exposure of any Bank at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Letters of Credit” means each letter of credit issued by a Bank for the account of Carlisle which is outstanding on the Effective Date and identified on Schedule 1.01(b) and each letter of credit issued by a Bank pursuant to Section 2.17 of this Agreement. Letters of Credit may include standby, commercial or direct pay letters of credit.

“LIBOR Auction” means a solicitation of Money Market Quotes setting forth Money Market Margins based on the London Interbank Offered Rate pursuant to Section 2.03.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, Carlisle or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means a Revolving Loan, an Revolving Available Currency Loan, a Swingline Loan, a Term Loan or a Money Market Loan and “Loans” means Revolving Loans, Revolving Available Currency Loans, Swingline Loans, Term Loans and Money Market Loans or any combination of the foregoing made by the Banks pursuant to this Agreement.

“Loan Documents” means this Agreement, each of the Notes, and all other documents executed or delivered (or to be executed or delivered) in connection with this Agreement or any of the foregoing documents, and any amendments, supplements or other modifications of any of the foregoing.

“London Interbank Offered Rate” has the meaning set forth in Section 2.08(c).

“Material Adverse Effect” means (i) a material adverse effect on the business, financial position or results of operations of Carlisle and its Consolidated Subsidiaries, considered as a whole, or (ii) an adverse effect which any Bank could reasonably deem material on the rights and remedies of the Banks under this Agreement or any Note. Notwithstanding the foregoing, matters arising solely from general factors relating to the industries in which Carlisle and its Consolidated Subsidiaries are principally engaged and general economic factors relating to the markets in which Carlisle and its Consolidated Subsidiaries are principally engaged in business, which in any such event do not have a disproportionate impact on Carlisle or any such Consolidated Subsidiary as compared to other companies engaged in such industries or lines of businesses shall be deemed not to cause a Material Adverse Effect.

“Material Debt” means Debt (other than the Notes) of Carlisle and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in any individual case or in an aggregate principal or face amount exceeding $10,000,000.

“Material Financial Obligations” means a principal or face amount of Debt and/or payment or collateralization obligations in respect of Derivatives Obligations of Carlisle and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, exceeding in any individual case or in the aggregate $10,000,000.

“Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $10,000,000.

“Material Subsidiary” means CMC and any Subsidiary of Carlisle from time to time having, as of the date of the consolidated balance sheet of Carlisle and its Subsidiaries contained in the annual report on Form 10–K of Carlisle most recently delivered to the Banks in compliance herewith, consolidated assets of at least $25,000,000, as certified to the Banks by Carlisle on the date of delivery of such annual report, each change in the designation of Material Subsidiaries to become effective as of the date of such balance sheet.  Material Subsidiaries in existence as of October 20, 2011 are listed on Schedule 4.09 hereto.

“Money Market Absolute Rate” has the meaning set forth in Section 2.03(d)(ii)(D).

“Money Market Absolute Rate Loan” means a loan to be made by a Bank pursuant to an Absolute Rate Auction.

“Money Market Lending Office” means, as to each Bank, its Domestic Lending Office or such other office, branch or affiliate of such Bank as it may hereafter designate as its Money Market Lending Office by notice to Carlisle and the Administrative Agent; provided that any Bank may from time to time by notice to Carlisle and the Administrative Agent designate separate Money Market Lending Offices for its Money Market LIBOR Loans, on the one hand, and its Money Market Absolute Rate Loans, on the other hand, in which case all references herein to the Money Market Lending Office of such Bank shall be deemed to refer to either or both of such offices, as the context may require.

“Money Market LIBOR Loan” means a loan to be made by a Bank pursuant to a LIBOR Auction (including such a loan bearing interest at the Base Rate pursuant to Section 8.01).

“Money Market Loan” means a Money Market LIBOR Loan or a Money Market Absolute Rate Loan.

“Money Market Margin” has the meaning set forth in Section 2.03(d)(ii)(C).

“Money Market Quote” means an offer by a Bank to make a Money Market Loan in accordance with Section 2.03.

“Money Market Quote Request” has the meaning set forth in Section 2.03(b).

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“New Bank” has the meaning assigned to such term in Section 2.18.

“New Term Bank” has the meaning assigned to such term in Section 2.01(d).

“Notes” means promissory notes of the Co-Borrowers, substantially in the form of Exhibit A hereto, evidencing the joint and several obligation of the Co-Borrowers to repay one or more of the Loans, and “Note” means any one of such promissory notes issued hereunder.

“Notice of Borrowing” means a Notice of Committed Borrowing (as defined in Section 2.02) or a Notice of Money Market Borrowing (as defined in Section 2.03(f)).

“Notice of Interest Rate Election” has the meaning specified in Section 2.16.

“Notice of Money Market Borrowing” has the meaning set forth in Section 2.03(f).

“Obligations” means all obligations, indebtedness, and liabilities of each Co-Borrower to the Administrative Agent and the Banks arising pursuant to this Agreement or any of the other Loan Documents, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligation of each Co-Borrower to repay the Loans, the LC Disbursements, interest on the Loans and LC Disbursements, and all fees, costs, and expenses (including attorneys’ fees and expenses) provided for in the Loan Documents.  The term Obligations includes any and all post-petition interest and expenses (including attorneys’ fees) whether or not allowed under any bankruptcy, insolvency, or other similar law.

“Original Credit Agreement” means that certain Amended and Restated Credit Agreement dated June 9, 2005 among Carlisle, the Banks party thereto, JPMorgan Chase Bank, N.A., as the administrative agent and certain other parties, as amended by that certain First Amendment to Amended and Restated Credit Agreement dated as of February 27, 2006 and that certain Second Amendment to Amended and Restated Credit Agreement dated as of August 31, 2006.

“Other Obligations” has the meaning set forth in Section 2.23.

“Other Taxes” has the meaning set forth in Section 8.04.

“Parent” means, with respect to any Bank, any Person controlling such Bank.

“Participant” has the meaning set forth in Section 9.06.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Securitization Transaction” means a sale of accounts receivable or other rights to payment in a transaction involving a true sale and commonly referred to as a securitization transaction; provided that the aggregate outstanding thereunder (i.e., advanced as the purchase price and not repaid from collections) by Carlisle and its Consolidated Subsidiaries pursuant to all such transactions shall at no time exceed $250,000,000.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Pricing Schedule” means the schedule attached hereto as Schedule 1.01(a).

“Prime Rate” means the rate of interest publicly announced by JPMorgan Chase Bank, N.A. in New York City from time to time as its Prime Rate.

“Prior Credit Agreement” has the meaning specified in the Recitals hereto.

“Quarterly Payment Dates” means each March 31, June 30, September 30 and December 31.

“Quotation Date” means, with respect to an Available Currency Loan, the day on which such interest rate is determined in accordance with market standards as determined by the Administrative Agent.

“Register” has the meaning set forth in Section 9.06.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Required Banks” means, at any time, (a) Banks having Revolving Exposure and unused Revolving Commitments representing more than 50% of the sum of the aggregate amount of Revolving Exposure and unused Revolving Commitments and (b) Term Banks having outstanding Term Loans and unused Term Loan Commitments representing more than 50% of the sum of the total outstanding Term Loans and unused Term Loan Commitments at such time. The “Required Banks” of a particular Group of Loans means Banks having Revolving Credit Exposures, outstanding Term Loans and unused Commitments of such Group representing more than 50% of the total Revolving Credit Exposures, outstanding Term Loans and unused Commitments of such Group at such time. The Revolving Exposure and Term Loans of any Defaulting Bank shall be disregarded in determining Required Banks at any time.

“Revolving Available Currency Loan” means an advance made pursuant to clause (b) of Section 2.01.

“Revolving Bank” means each Bank that holds a Revolving Commitment.

“Revolving Commitment” means, with respect to each Bank, the commitment of such Bank to make Revolving Loans and to acquire participations in Letters of Credit, Swingline Loans and Revolving Available Currency Loans hereunder, expressed as the amount set forth opposite such Bank’s name on Schedule 1.01, as such Revolving Commitment may be (a) reduced from time to time pursuant to Section 2.10; (b) increased from time to time pursuant to Section 2.18; and (c) reduced or increased from time to time pursuant to assignments by or to such Bank pursuant to Section 9.06. The initial amount of each Bank’s Revolving Commitment is set forth on the Schedule 1.01, in the Assignment and Assumption pursuant to which such Bank shall have assumed its Commitment or in its Increased Commitment Supplement, as applicable.  The aggregate amount of the Banks’ Revolving Commitments as of the Effective Date is $600,000,000.

“Revolving Credit Period” means the period from and including the Effective Date to but not including the Revolving Termination Date.

“Revolving Exposure” shall mean, with respect to any Bank at any time, the sum of the outstanding principal amount of such Bank’s Revolving Loans and Money Market Loans and its Available Currency Exposure, LC Exposure and Swingline Exposure at such time.

“Revolving Loan” means a loan made by a Bank pursuant to Section 2.01(a) or pursuant to Section 2.01(a) of the Prior Credit Agreement that remains outstanding on the Effective Date; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of

Interest Rate Election, the term “Revolving Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“Revolving Termination Date” means October 20, 2016.

“Spot Rate” means, with respect to any day, the rate determined on such date on the basis of the offered exchange rates, as reflected in the foreign currency exchange rate display of the Reuters Group (or on any successor or substitute page, or any successor to or substitute for Reuters Group, providing exchange rate quotations comparable to those currently provided by the Reuters Group on such page, as determined by the Administrative Agent from time to time) at or about 11:00 a.m. (New York City, New York time), to purchase Dollars with the other applicable currency, provided that, if at least two such offered rates appear on such display, the rate shall be the arithmetic mean of such offered rates and, if no such offered rates are so displayed, the Spot Rate shall be determined by the Administrative Agent on the basis of the arithmetic mean of such offered rates as determined by the Administrative Agent in accordance with its normal practice.

“Swingline Bank” means JPMorgan Chase Bank, N.A., in its capacity as Bank of Swingline Loans hereunder.

“Swingline Exposure” means, at any time, the aggregate principal amounts of all Swingline Loans outstanding at such time. The Swingline Exposure of any Bank at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Loan” means advances made pursuant to Section 2.05.

“Subordinated Indebtedness” has the meaning set forth in Section 2.24.

“Subordination Party” has the meaning set forth in Section 2.24.

“subsidiary” means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; unless otherwise specified, “Subsidiary” means a Subsidiary of Carlisle.

“Term Available Currency Loans” means Term Loans denominated in an Available Currency.

“Term Bank” means a Bank who has agree to make a Term Loan under the terms of the related Term Loan Supplement and Section 2.01(d) or who holds a Term Loan.  A Term Bank may, in its discretion, arrange for one or more Term Available Currency Loans to be made by one or more of its domestic or foreign branches, in which case the term “Term Bank” shall include any such branch or Affiliate with respect to the Term Available Currency Loans made by such Person.

“Term Borrower” means, with respect to a Term Loan, the Co-Borrower designated as the “Term Borrower” in the applicable Term Loan Supplement.

“Term Loan” means an advance made by a Bank to a Co-Borrower pursuant to a Term Loan Supplement and Section 2.01(d).

“Term Loan Commitment” means, with respect to a Term Bank, the commitment of such Bank to make a Term Loan in the amount set forth in the applicable Term Loan Supplement.

“Term Loan Termination Date” means the date specified in the Term Loan Supplement as the maturity date of the Term Loan.

“Term Loan Supplement” means a supplement to this Agreement substantially in the form of Exhibit H hereto executed pursuant to the terms of Section 2.01(d).

“Termination Date” means either the Term Loan Termination Date or the Revolving Termination Date, as the context requires.

“Taxes” has the meaning set forth in Section 8.04.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan Termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

“Wholly–Owned Subsidiary” means any Subsidiary, all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by Carlisle.

SECTION 1.02. Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred by Carlisle’s independent public accountants) with the most recent audited consolidated financial statements of Carlisle and its Consolidated Subsidiaries delivered to the Banks prior to the Effective Date; provided that, if Carlisle notifies the Administrative Agent that Carlisle wishes to amend any covenant in Article 5 to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Administrative Agent notifies Carlisle that the Required Banks wish to amend Article 5 for such purpose), then Carlisle’s compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to Carlisle and the Required Banks.

SECTION 1.03. Types of Borrowings.  The term “Borrowing” denotes the aggregation of Loans of one or more Banks to be made to the Co-Borrowers pursuant to Article 2 on a single date and, with respect to Fixed Rate Loans, for a single Interest Period. Borrowings are classified for purposes of this Agreement either by reference to the pricing of Loans comprising such Borrowing (e.g., a “Fixed Rate Borrowing” is a Euro–Dollar Borrowing, an Available Currency Borrowing or a Money Market Borrowing (excluding any such Borrowing consisting of Money Market LIBOR Loans bearing interest at the Base Rate pursuant to Section 8.01), and a “Euro–Dollar Borrowing” is a Borrowing comprised of Euro–Dollar Loans) or by reference to the provisions of Article 2 under which participation therein is determined (i.e., a “Committed Borrowing” is a Borrowing under Section 2.01, while a “Money Market Borrowing” is a Borrowing under Section 2.03 in which the Bank participants are determined on the basis of their bids in accordance therewith).

SECTION 1.04. Conversion of Foreign Currencies.

(a)           Dollar Equivalents.  The Administrative Agent may determine the Dollar Amount of any amount as required hereby, and a determination thereof by the Administrative Agent shall be conclusive absent manifest error.  The Administrative Agent may, but shall not be obligated to, rely on any determination of any Dollar Amount by any Co-Borrower. The Administrative Agent may determine or redetermine the Dollar Amount of any amount on any date either in its own discretion or upon the request of any Bank, including the Dollar Amount of any Loan or Letter of Credit made or issued in an Available Currency. In determining or redetermining a Dollar Amount hereunder, the Administrative Agent shall follow the requirements of the definition of the term “Dollar Amount”.

(b)           Rounding–Off.  The Administrative Agent may set up appropriate rounding–off mechanisms or otherwise round–off amounts hereunder to the nearest higher or lower amount in whole Dollars, Euro, whole other currency or smaller denomination thereof to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole Dollars, whole Euro, whole other currency or in whole smaller denomination thereof, as may be necessary or appropriate.

ARTICLE 2

THE CREDITS

SECTION 2.01. Commitments to Lend.

(a)           Revolving Loans. During the Revolving Credit Period, each Revolving Bank severally agrees, on the terms and conditions set forth in this Agreement, to make advances to the Co-Borrowers pursuant to this clause (a) from time to time in amounts such that the Revolving Exposure of a Revolving Bank shall not exceed such Revolving Bank’s Revolving Commitment.  Each Borrowing under this Section shall be in an aggregate principal amount of $10,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount available in accordance with Section 3.02(c)) and shall be made from the several Revolving Banks in accordance with their respective Applicable Percentages. Within the foregoing limits, the Co-Borrowers may borrow under this clause (a), to the extent permitted by Section 2.12, prepay Revolving Loans and reborrow at any time during the Revolving Credit Period under this clause (a).

(b)           Revolving Available Currency Loans.  During the Revolving Credit Period, each Available Currency Revolving Bank severally agrees, on the terms and conditions set forth in this Agreement, to make advances to the Co-Borrowers in any Available Currency requested from time to time in an aggregate principal amount that will not result in: (i) such Bank’s Revolving Available Currency Loans exceeding such Bank’s Available Currency Commitment; (ii) such Banks’ Revolving Exposure exceeding such Bank’s Revolving Commitment; (iii) the Revolving Exposures exceeding the total Revolving Commitments; or (iv) the Available Currency Exposures exceeding the total Available Currency Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Co-Borrowers may borrow, prepay and reborrow Revolving Available Currency Loans.

(c)           Bank Participation in Revolving Available Currency Loans.  The Available Currency Revolving Banks may by written notice given to the Administrative Agent not later than 10:00 a.m. (New York time) on any Business Day require the Revolving Banks to acquire participations on such Business Day in all or a portion of the Revolving Available Currency Loans outstanding. Such notice shall specify the aggregate amount of Revolving Available Currency Loans in which such Revolving Banks will participate.  Promptly upon receipt of such notice, the Administrative Agent will give written notice thereof to each Revolving Bank, specifying in such notice the Revolving Bank’s Applicable Percentage of such Revolving Available Currency Loan or Loans.  Each Revolving Bank hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent in the applicable Available Currency or Currencies, for the account of the Available Currency Revolving Banks, such Revolving Bank’s Applicable Percentage of the Revolving Available Currency Loan or Loans; provided that no Available Currency Revolving Bank will be required to make the payments under this sentence to the extent it already holds Revolving Available Currency Loans in an amount equal to or in excess of its Applicable Percentage of the Revolving Available Currency Loans. Each Revolving Bank acknowledges and agrees that its obligation to acquire participations in Revolving Available Currency Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Available Currency Commitments or Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each applicable Revolving Bank shall comply with its obligation under this paragraph by wire transfer of immediately available funds and the applicable Available Currency or Currencies, in the same manner as provided in Section 2.04 with respect to Available Currency Loans (and Section 2.04 shall apply, mutatis mutandis, to the payment obligations of the Revolving Banks), and the Administrative Agent shall promptly pay to each Available Currency Revolving Bank such portions of the amount so received by it from the Revolving Banks so that after giving effect thereto the Revolving Banks (including the Available Currency Revolving Banks) will hold direct interests in the Revolving Available Currency Loans and in an amount equal to it Applicable Percentage thereof. The Administrative Agent shall notify Carlisle if any participations in any Revolving Available Currency Loans acquired pursuant to this paragraph. Thereafter payments in respect of such Revolving Available Currency Loans shall be made to the Administrative Agent for the account of the Revolving Banks. The amount of principal and interest paid on the Revolving Available Currency Loans prior to receipt of the proceeds of a sale of participations therein shall be shared by the Available Currency Revolving Banks pro rata based on the amount of the Available Currency Commitment of each (or if the Available Currency Commitments shall have terminated, based on the Revolving Available Currency Loans held be each). Any amounts received by the Administrative Agent or any Available Currency Revolving Bank from either Co-Borrower (or other party on behalf of a Co-Borrower) in respect of a Revolving Available Currency Loan after receipt by the Available Currency Revolving Banks of the proceeds of a sale of participations therein shall be promptly remitted by the Administrative Agent to the Revolving Banks that shall have made their payments pursuant to this paragraph and to the Available Currency Revolving Banks, as their interests may appear. The purchase of participations in Revolving Available Currency Loans pursuant to this paragraph shall not relieve any Co-Borrower of any default in the payment thereof.

(d)                                 Term Loans.

(i)            Request; Requirements.  By written notice sent to the Administrative Agent (which the Administrative Agent shall promptly distribute to the Banks), the Co-Borrowers may request on one or more occasions an advance of a term loan; provided that:

(A)          the Term Loan shall be denominated in Dollars or an Available Currency and shall be in an aggregate Dollar Amount equal to any integral multiple of $1,000,000 and not less than $10,000,000;

(B)           the sum of the Revolving Commitments plus the aggregate outstanding principal Dollar Amount of all Term Loans shall not at any time exceed $900,000,000;

(C)           no Default exists or would result after giving effect to the making of the proposed Term Loan and the use of proceeds therefrom;

(D)          the Term Loans shall either be Base Rate Loans, Euro-Dollar Loans or Available Currency Loans and the Euro-Dollar Margin and Base Margin shall be applcable thereto; and

(E)           the Term Loans shall amortize at set forth in the Term Loan Supplement.

(ii)           Term Commitment.  Each Bank, in its sole and absolute discretion, shall determine whether it will commit to provide a requested Term Loan on the terms then proposed. The failure of a Bank to respond to any request for such Term Loan shall be deemed a rejection of such request. No Bank shall have any obligation to make any Term Loans under the terms of this clause (d). If a Bank commits to provide any portion of the Term Loan as so proposed by the Co-Borrowers, such Bank’s allocated commitment for such Term Loan shall be no less than the lesser of: (A) the amount of such Term Loan that such Bank shall have committed to provide or (B) its pro rata share (based on the amount of its requested commitment) of the amount of the Term Loan requested. If one or more of the Banks will not be providing a Term Loan requested, then, with notice to the Administrative Agent and the other Banks, another one or more financial institutions, each as approved by the Administrative Agent (a “New Term Bank”), may commit to provide an amount equal to the aggregate amount of the requested Term Loan that will not be provided by the existing Banks; provided, that the Term Commitment of each New Term Bank shall be at least equal to a Dollar Amount of $5,000,000.

(iii)          Term Loan Supplement. Upon receipt of notice from the Administrative Agent to the Banks and the Co-Borrowers that the Banks, or sufficient Banks and New Term Banks, have agreed to commit to an aggregate amount equal to the requested Term Loan, then the Co-Borrowers, the Administrative Agent and the Banks willing to make the Term Loan and the New Term Banks (if any) shall execute, complete and deliver a Term Loan Supplement which shall set forth the following information, with respect to the Term Loan requested: (A) the aggregate amount thereof and the currency in which such Term Loan is denominated; (B) the Co-Borrower who will be the “Term Borrower” for such Term Loan; (C) the Banks or New Term Banks who will be providing such Term Loan and the amount of each of their commitments therefore; (D) the final maturity and amortization schedule for such Term Loan; (E) the date the Term Loan is to be made; and (F) if such Term Loan is a dollar denominated Term Loan, whether such Term Loan shall be a Base Rate Loan or a Euro-Dollar Loan and if a Euro-Dollar Loan, the Interest Periods to be initially applicable thereto.

SECTION 2.02. Notice of Committed Borrowing. Carlisle shall give the Administrative Agent notice (a “Notice of Committed Borrowing”) not later than: (x) 10:30 A.M. (New York City time) on the date of each Base Rate Borrowing (including a Base Rate Borrowing of a Term Loan), (y) 10:30 A.M. (London, England time) on the third Available Currency Business Day before each Available Currency Borrowing (including an Available Currency Borrowing of a Term Loan) and (z) 10:30 A.M. (New York City time) on the third Euro–Dollar Business Day before each Euro–Dollar Borrowing (including a Euro-Dollar Borrowing of a Term Loan), specifying:

(i)            the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing, an Available Currency Business Day in the case of an Available Currency Borrowing, or a Euro–Dollar Business Day in the case of a Euro–Dollar Borrowing;

(ii)           the aggregate amount of such Borrowing, which shall be $10,000,000 or a larger multiple of $1,000,000 or, in the case of a Base Rate Borrowing only, an amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.17(e) except that any Borrowing may be in the aggregate amount available in accordance with Section 3.02(c));

(iii)          whether the Loans comprising such Borrowing are Available Currency Revolving Loans, Revolving Loans or Term Loans;

(iv)          whether the Loans comprising such Borrowing are to bear interest initially at the Available Currency Rate, Base Rate or a Euro–Dollar Rate;

(v)           in the case of a Fixed Rate Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period;

(vi)          in the case of an Available Currency Borrowing, the Available Currency in which such Borrowing will be denominated; and

(vii)         the Co-Borrower on whose account the Borrowing is being requested.

SECTION 2.03. Money Market Borrowings.

(a)           The Money Market Option.  In addition to Committed Borrowings pursuant to Section 2.01, Carlisle may, as set forth in this Section, request the Revolving Banks during the Revolving Credit Period to make offers to make Money Market Loans to either of the Co-Borrowers in Dollars. The Revolving Banks may, but shall have no obligation to, make such offers and each Co-Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section.

(b)           Money Market Quote Request. When a Co-Borrowers wishes to request offers to make Money Market Loans under this Section, Carlisle shall transmit to the Administrative Agent by telex or facsimile transmission a request (a “Money Market Quote Request”) substantially in the form of Exhibit B hereto so as to be received not later than 10:30 A.M. (New York City time) on (x) the fifth Euro–Dollar Business Day prior to the date of Borrowing proposed therein, in the case of a LIBOR Auction or (y) the Domestic Business Day next preceding the date of Borrowing proposed therein, in the case of an Absolute Rate Auction (or, in either case, such other time or date as Carlisle and the Administrative Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective) specifying:

(i)            the proposed date of Borrowing, which shall be a Euro–Dollar Business Day in the case of a LIBOR Auction or a Domestic Business Day in the case of an Absolute Rate Auction,

(ii)           the aggregate amount of such Borrowing, which shall be $10,000,000 or a larger multiple of $1,000,000,

(iii)          the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period,

(iv)          whether the Money Market Quotes requested are to set forth a Money Market Margin or a Money Market Absolute Rate, and

(v)           the Co-Borrower on whose account the Borrowing is being requested.

Carlisle may request offers to make Money Market Loans for more than one Interest Period in a single Money Market Quote Request. No Money Market Quote Request shall be given within five Euro–Dollar Business Days (or such other number of days as Carlisle and the Administrative Agent may agree) of any other Money Market Quote Request.

(c)           Invitation for Money Market Quotes. Promptly upon receipt of a Money Market Quote Request, the Administrative Agent shall send to the Revolving Banks by facsimile transmission an Invitation for Money Market Quotes substantially in the form of Exhibit C hereto, which shall constitute an invitation by Carlisle to each Revolving Bank to submit Money Market Quotes offering to make the Money Market Loans to which such Money Market Quote Request relates in accordance with this Section.

(d)                                 Submission and Contents of Money Market Quotes.

(i)            Each Revolving Bank may submit a Money Market Quote containing an offer or offers to make Money Market Loans in response to any Invitation for Money Market Quotes.  Each Money Market Quote must comply with the requirements of this subsection (d) and must be submitted to the Administrative Agent by facsimile transmission at its offices specified in or pursuant to Section 9.01 not later than (x) 2:00 P.M. (New York City time) on the fourth Euro–Dollar Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) 9:30 A.M. (New York City time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as Carlisle and the Administrative Agent shall have mutually agreed and shall have notified the Revolving Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective); provided that Money Market Quotes submitted by the Administrative Agent (or any affiliate of the Administrative Agent) in the capacity of a Revolving Bank may be submitted, and may only be submitted, if the Administrative Agent or such affiliate notifies Carlisle of the terms of the offer or offers contained therein not later than (x) one hour prior to the deadline for the other Revolving Banks, in the case of a LIBOR Auction or (y) 15 minutes prior to the deadline for the other Revolving Banks, in the case of an Absolute Rate Auction. Subject to Articles 3 and 6, any Money Market Quote so made shall be irrevocable except with the written consent of the Administrative Agent given on the instructions of Carlisle.

(ii)           Each Money Market Quote shall be in substantially the form of Exhibit D hereto and shall in any case specify:

(A)          the proposed date of Borrowing,

(B)           the principal amount of the Money Market Loan for which each such offer is being made, which principal amount (1) may be greater than or less than the Revolving Commitment of the quoting Revolving Bank, (2) must be $5,000,000 or a larger multiple of $1,000,000, (3) may not exceed the principal amount of Money Market Loans for which offers were requested and (4) may be subject to an aggregate limitation as to the principal amount of Money Market Loans for which offers being made by such quoting Revolving Bank may be accepted,

(C)           in the case of a LIBOR Auction, the margin above or below the applicable London Interbank Offered Rate (the “Money Market Margin”) offered for each such Money Market Loan, expressed as a percentage (specified to the nearest 1/10,000th of 1%) to be added to or subtracted from such offered rate,

(D)          in the case of an Absolute Rate Auction, the rate of interest per annum (specified to the nearest 1/10,000th of 1%) (the “Money Market Absolute Rate”) offered for each such Money Market Loan, and

(E)           the identity of the quoting Revolving Bank.

A Money Market Quote may set forth up to five separate offers by the quoting Revolving Bank with respect to each Interest Period specified in the related Invitation for Money Market Quotes.

(iii)          Any Money Market Quote shall be disregarded if it:

(A)         is not substantially in conformity with Exhibit D hereto or does not specify all of the information required by subsection (d)(ii) above;

(B)          contains qualifying, conditional or similar language;

(C)          proposes terms other than or in addition to those set forth in the applicable Invitation for Money Market Quotes; or

(D)         arrives after the time set forth in subsection (d)(i).

(e)           Notice to Carlisle. The Administrative Agent shall promptly notify Carlisle of the terms (x) of any Money Market Quote submitted by a Revolving Bank that is in accordance with subsection (d) and (y) of any Money Market Quote that amends, modifies or is otherwise inconsistent with a previous Money Market Quote submitted by such Revolving Bank with respect to the same Money Market Quote Request. Any such subsequent Money Market Quote shall be disregarded by the Administrative Agent unless such subsequent Money Market Quote is submitted solely to correct a manifest error in such former Money Market Quote.  The Administrative Agent’s notice to Carlisle shall specify (A) the aggregate principal amount of Money Market Loans for which offers have been received for each Interest Period specified in the related Money Market Quote Request, (B) the respective principal amounts and Money Market Margins or Money Market Absolute Rates, as the case may be, so offered and (C) if applicable, limitations on the aggregate principal amount of Money Market Loans for which offers in any single Money Market Quote may be accepted.

(f)            Acceptance and Notice by Co-Borrowers.  Not later than 10:30 A.M. (New York City time) on (x) the third Euro–Dollar Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as Carlisle and the Administrative Agent shall have mutually agreed and shall have notified to the Revolving Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective), Carlisle shall notify the Administrative Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to subsection (e).  In the case of acceptance, such notice (a “Notice of Money Market Borrowing”) shall specify the aggregate principal amount of offers for each Interest Period that are accepted. Carlisle may accept any Money Market Quote in whole or in part; provided that:

(i)            the aggregate principal amount of each Money Market Borrowing may not exceed the applicable amount set forth in the related Money Market Quote Request;

(ii)           the principal amount of each Money Market Borrowing must be $10,000,000 or a larger multiple of $1,000,000;

(iii)          acceptance of offers may only be made on the basis of ascending Money Market Margins or Money Market Absolute Rates, as the case may be; and

(iv)          Carlisle may not accept any offer that is described in subsection (d)(iii) or that otherwise fails to comply with the requirements of this Agreement.

(g)           Allocation by Administrative Agent.  If offers are made by two or more Revolving Banks with the same Money Market Margins or Money Market Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Money Market Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Revolving Banks as nearly as possible (in multiples of $1,000,000, as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers. Determinations by the Administrative Agent of the amounts of Money Market Loans shall be conclusive in the absence of manifest error.

SECTION 2.04. Notice to Banks; Funding of Loans.

(a)           Notice of Borrowing.  Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s share (if any) of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by either Co-Borrower.

(b)           Funding by the Banks.  Not later than 12:00 Noon (New York City time) on the date of each Borrowing (other than an Available Currency Borrowing), each Bank obligated to make such Borrowing shall make available its share of such Borrowing, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address referred to in Section 9.01; provided that Swingline Loans shall be made as provided in Section 2.05.  Not later than 12:00 Noon (Available Currency Office time) on the date of each Available Currency Borrowing, each applicable Bank shall make available its share of such Borrowing, in immediately available funds in the Available Currency in which such Borrowing is denominated to the account of the Administrative Agent most recently designated by it for such purpose (including accounts in its various foreign branches) by notice to the applicable Banks. The Administrative Agent will make such Loans available to the applicable Co-Borrower by promptly crediting the amounts so received, in like funds, to the account designated in the Notice of Borrowing; provided that a Base Rate Borrowing made to finance the reimbursement of an LC Disbursement as provided in Section 2.17(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(c)           Bank Funding Assumed Made.  Unless the Administrative Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Administrative Agent such Bank’s share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Co-Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank on the one hand and the Co-Borrowers jointly and severally on the other, severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the applicable Co-Borrower until the date such amount is repaid to the Administrative Agent, at the Federal Funds Rate. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan included in such Borrowing for purposes of this Agreement.

SECTION 2.05. Swingline Borrowings.

(a)           Swingline Commitment.  Subject to the terms and conditions set forth herein, the Swingline Bank agrees to make Swingline Loans in Dollars to the Co-Borrowers from time to time during the Revolving Credit Period, in an aggregate principal amount at any time outstanding that will not result in: (i) the aggregate principal amount of outstanding Swingline Loans exceeding $25,000,000 or (ii) the sum of the total Revolving Exposures exceeding the total Revolving Commitments; provided that the Swingline Bank shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Co-Borrowers may borrow, prepay and reborrow Swingline Loans.

(b)           Swingline Loan Requests.  To request a Swingline Loan, Carlisle shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), amount of the requested Swingline Loan and the Co-Borrower on whose account such Swingline Loan is being made. The Administrative Agent will promptly advise the Swingline Bank of any such notice received from Carlisle. The Swingline Bank shall make each Swingline Loan available to the applicable Co-Borrower by means of a credit to the general deposit account of such Co-Borrower with the Swingline Bank (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.17(e), by remittance to the applicable Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan. Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000.

(c)           Participations in Swingline Loans.  The Swingline Bank may by written notice given to the Administrative Agent not later than 10:30 A.M. (New York City time) on any Business Day require the Revolving Banks to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Banks will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Bank, specifying in such notice such Revolving Bank’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Bank hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Bank, such Revolving Bank’s Applicable Percentage of such Swingline Loan or Swingline Loans.  Each Revolving Bank acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Bank shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.04 with respect to Revolving Loans made by such Revolving Bank (and Section 2.04 shall apply, mutatis mutandis, to the payment obligations of the Revolving Banks), and the Administrative Agent shall promptly pay to the Swingline Bank the amounts so received by it from the Revolving Banks. The Administrative Agent shall notify Carlisle of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Bank.  Any amounts received by the Swingline Bank from the Co-Borrowers (or other party on behalf of the Co-Borrowers) in respect of a Swingline Loan after receipt by the Swingline Bank of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Banks that shall have made their payments pursuant to this paragraph and to the Swingline Bank, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Bank or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve either Co-Borrower of any default in the payment thereof.

SECTION 2.06. Repayment of Loans; Evidence of Debt.

(a)           Promise to Pay.  The Co-Borrowers jointly and severally hereby unconditionally promise to pay: (i) to the Administrative Agent for the account of each Bank the then unpaid principal amount of each Revolving Loan on the Revolving Termination Date, (ii) to the Administrative Agent for the account of each Available Currency Revolving Bank the then unpaid principal amount of each Revolving Available Currency Loan made to the Co-Borrowers by such Available Currency Revolving Bank on the Revolving Termination Date, (iii) to the Administrative Agent for the account of each Bank the then unpaid principal amount of each Money Market Loan on the last day of the Interest Period applicable to such Loan, (iv) to the Administrative Agent for the benefit of the Swingline Bank the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Termination Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loans or Money Market Loan is made, the Co-Borrowers shall repay all Swingline Loans then outstanding, and (v) to the Administrative Agent for the account of each applicable Term Bank, the unpaid principal amount of each Term Loan made to the Co-Borrowers in installments on the dates and in the amounts indicated for the Term Loan in the Term Loan Supplement.

(b)           Accounts of Each Bank.  Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Co-Borrowers to such Bank resulting from each Loan made by such Bank, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder.

(c)           Administrative Agent Records.  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Borrowing made hereunder, the type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Co-Borrowers to each Bank hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Banks and each Bank’s share thereof.

(d)           Prima Facie Evidence.  The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Bank or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the joint and several obligation of the Co-Borrowers to repay the Loans in accordance with the terms of this Agreement.

(e)           Promissory Notes.  Any Bank may request that Loans made by it be evidenced by one or more Notes.  In such event, the Co-Borrowers shall prepare, execute and deliver to such Bank one or more Notes payable to the order of such Bank (or, if requested by such Bank, to such Bank and its registered assigns) and payable in the original principal amount of the applicable Commitment. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.06) be represented by one or more Notes in such form payable to the order of the payee named therein (or, if such Note is a registered Note, to such payee and its registered assigns).

SECTION 2.07. Maturity of Loans.

(a)           Revolving Loans.  Each Revolving Loan shall mature, and the principal amount thereof shall be due and payable (together with interest accrued thereon), on the Revolving Termination Date.

(b)           Revolving Available Currency Loans.  Each Revolving Available Currency Loan shall mature, and the principal amount thereof shall be due and payable (together with interest accrued thereon), on the Revolving Termination Date.

(c)           Money Market Loans.  Each Money Market Loan shall mature, and the principal amount thereof shall be due and payable (together with interest accrued thereon), on the last day of the Interest Period applicable thereto.

(d)           Swingline Loans. Each Swingline Loan shall mature, and the principal amount thereof shall be due and payable (together with interest accrued thereon) as provided in Section 2.06(a)(iv) and Section 2.08.

(e)           Term Loans.  Each Term Loan shall mature, and the unpaid principal amount thereof shall be due and payable (together with interest accrued thereon) on the Term Loan Termination Date and as otherwise provided in the Term Loan Supplement.

SECTION 2.08. Interest Rates.

(a)           Base Rate Loans.  Each Base Rate Loan (including each Swingline Loan, which may only accrue interest under the terms of this clause (a)) shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate for such day plus the Base Margin. Such interest shall be payable quarterly in arrears on each Quarterly Payment Date and on the Termination Date applicable to such Loan and, with respect to the principal amount of any Base Rate Loan that is prepaid or converted to a Euro–Dollar Loan, on the date of such prepayment or conversion; provided that interest on Swingline Loans shall be due and payable on the day that such Swingline Loan is required to be repaid. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Base Rate Loans for such day.

(b)           Available Currency Loans.  Each Available Currency Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro–Dollar Margin for such day plus the Available Currency Rate applicable to such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof. Interest on each Available Currency Loan shall be paid in the Available Currency in which such Loan is denominated.

(i)             Default Interest. Any overdue principal of or interest on any Available Currency Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the higher of (i) the sum of 2% plus the Euro–Dollar Margin for such day plus the Available Currency Rate applicable to such Loan on the day before such payment was due and (ii) the sum of 2% plus the Euro–Dollar Margin for such day plus the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which one day (or, if such amount due remains unpaid more than three Available Currency Business Days, then for such other period of time not longer than three months as the Administrative Agent may select) deposits in dollars in an amount approximately equal to such overdue payment due to the Available Currency Reference Bank are offered to the Available Currency Reference Bank in the applicable interbank market for the applicable Available Currency and the period determined as provided above.

(ii)            Definitions.  As used herein the following terms have the following meanings:

“Available Currency Rate” means, in relation to any Interest Period and the related Available Currency Borrowing:

(A)          the applicable Screen Rate (as defined below); or

(B)           if no Screen Rate is available for that Interest Period of that Borrowing, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Administrative Agent at its request quoted by the Available Currency Reference Banks (as defined below) to leading banks in the London or other applicable interbank market as of 11.00 am (London time) on the applicable Quotation Date for the offering of deposits in the applicable Available Currency and for a period comparable to that Interest Period. “Available Currency

Rate” when used with respect to a Borrowing made by a Bank through a lending office located in the United Kingdom shall be calculated to include the Mandatory Cost.  “Mandatory Costs” means the percentage rate per annum calculated by the Administrative Agent in accordance with Schedule 1.01(c) .

“Screen Rate” means the percentage rate per annum displayed for the applicable Available Currency on the appropriate page of the Reuters Group screen as determined by the Administrative Agent.

“Reuters Group” means the division or subsidiary of Thomson Reuters Corporation providing electronic quotations of rates. If the agreed page is replaced or service ceases to be available, the Administrative Agent may specify another page or service displaying the appropriate rate.

“Available Currency Reference Banks” means the Administrative Agent and any other bank or financial institution appointed as an Available Currency Reference Bank by the Administrative Agent.  If the Available Currency Rate is to be determined by reference to the Available Currency Reference Banks but an Available Currency Reference Bank does not supply a quotation as required hereby, the Available Currency Rate shall be determined on the basis of the quotations of the remaining Available Currency Reference Banks.

(c)           Euro-Dollar Loans.  Each Euro–Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro–Dollar Margin for such day plus the Adjusted London Interbank Offered Rate applicable to such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof and, with respect to the principal amount of any Euro–Dollar Loan that is prepaid or converted to a Base Rate Loan, on the date of such prepayment or conversion.

(i)             Definitions. As used herein the following terms have the following meanings:

“Adjusted London Interbank Offered Rate” applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (i) the applicable London Interbank Offered Rate by (ii) 1.00 minus the Euro–Dollar Reserve Percentage.

“London Interbank Offered Rate” means, with respect to any Euro–Dollar Borrowing for any Interest Period and any Money Market LIBOR Loan, the rate appearing on Reuters Group Screen LIBOR01 Page (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Euro–Dollar Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “London Interbank Offered Rate” with respect to such Euro–Dollar Borrowing or Money Market LIBOR Loan for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of JPMorgan Chase Bank, N.A. in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Euro–Dollar Business Days prior to the commencement of such Interest Period.

“Euro–Dollar Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the

Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro–Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non–United States office of any Bank to United States residents). The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro–Dollar Reserve Percentage.

(ii)            Default Interest. Any overdue principal of or interest on any Euro–Dollar Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the higher of (i) the sum of 2% plus the Euro–Dollar Margin for such day plus the Adjusted London Interbank Offered Rate applicable to such Loan on the day before such payment was due and (ii) the sum of 2% plus the Euro–Dollar Margin for such day plus the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (x) the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which one day (or, if such amount due remains unpaid more than three Euro–Dollar Business Days, then for such other period of time not longer than three months as the Administrative Agent may select) deposits in dollars in an amount approximately equal to such overdue payment due to the Euro–Dollar Reference Bank are offered to the Euro–Dollar Reference Bank in the London interbank market for the applicable period determined as provided above by (y) 1.00 minus the Euro–Dollar Reserve Percentage (or, if the circumstances described in clause (a) or (b) of Section 8.01 shall exist, at a rate per annum equal to the sum of 2% plus the rate applicable to Base Rate Loans for such day).

(d)           Money Market Loans. Subject to Section 8.01, each Money Market LIBOR Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the London Interbank Offered Rate for such Interest Period plus (or minus) the Money Market Margin quoted by the Bank making such Loan in accordance with Section 2.03. Each Money Market Absolute Rate Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Money Market Absolute Rate quoted by the Bank making such Loan in accordance with Section 2.03. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof. Any overdue principal of or interest on any Money Market Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate for such day.

(e)           Default Interest. Except as otherwise set forth above in this Section 2.08, if any amount payable by either Co-Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest after, as well as before judgment, at a rate per annum equal to the rate applicable to Base Rate Loans as determined pursuant to Section 2.08(a) plus 2%.

(f)            Determination of Rates.  The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to Carlisle and the participating Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

SECTION 2.09. Fees.

(a)           Facility Fees. The Co-Borrowers shall jointly and severally pay to the Administrative Agent for the account of the Banks ratably a facility fee at the Facility Fee Rate (determined daily in accordance with the Pricing Schedule). Such facility fee shall accrue from and including the Effective Date to but excluding the date of termination of the Revolving Commitments in their entirety, on the daily aggregate amount of the Revolving Commitments (whether used or unused) and from and including such date of termination to but excluding the date the Revolving Exposure shall be repaid or no longer outstanding, on the daily aggregate outstanding amount of the Revolving Exposure. Accrued fees under this subsection shall be payable quarterly in arrears on each Quarterly Payment Date and on the date of termination of the Revolving Commitments in their entirety (and, if later, the date the Revolving Exposure shall be repaid or no loner outstanding).

(b)           Letter of Credit Fees.  The Co-Borrowers jointly and severally agree to pay (i) to the Administrative Agent for the account of each Bank a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Euro–Dollar Margin on the average daily amount of such Bank’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Bank’s Revolving Commitment terminates and the date on which such Bank ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 1/8 % per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to the Letters of Credit issues by each such Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any such LC Exposure, as well as each Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.

(c)           Payment Provisions.  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Banks.

SECTION 2.10. Optional Termination or Reduction of Commitments.  During the Revolving Credit Period, Carlisle may, upon at least three Domestic Business Days’ notice to the Administrative Agent, (i) terminate the Revolving Commitments at any time if no Revolving Exposure exists at such time, (ii) ratably reduce from time to time by an aggregate amount of $10,000,000 or a larger multiple of $1,000,000, the aggregate amount of the Revolving Commitments in excess of the aggregate outstanding Revolving Exposure, and (iii) ratably reduce from time to time by an aggregate amount of $10,000,000 or a larger multiple of $1,000,000 the aggregate amount of the Available Currency Commitments in excess of the aggregate outstanding Available Currency Exposure. In no event shall the Revolving Commitment be reduced to an amount less than the Available Currency Commitment.  Promptly after receiving a notice pursuant to this subsection, the Administrative Agent shall notify each Bank of the contents thereof.  Any termination or reduction of the Available Currency Commitment or the Revolving Commitment shall be permanent.

SECTION 2.11. Mandatory Termination of Commitments. The Revolving Commitments and the Available Currency Commitments shall terminate on the Revolving Termination Date and any Revolving Loans and Revolving Available Currency Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date. Any Term Loan Commitment shall terminate upon the funding of the related Term Loan.

SECTION 2.12. Prepayments.

(a)           Optional Prepayments. Subject in the case of Fixed Rate Loans to Section 2.14, the Co-Borrowers may (i) upon at least one Domestic Business Day’s notice to the Administrative Agent, prepay any Base Rate Loans (or any Money Market Borrowing bearing interest at the Base Rate pursuant to Section 8.01 but not including Swingline Loans under this sentence), (ii) upon at least three Euro–Dollar Business Days’ notice to the Administrative Agent, prepay any Group of Euro–Dollar Loans, in each case in whole at any time, or from time to time in part in amounts aggregating $10,000,000 or any larger multiple of $1,000,000, and (iii) by notice given to the Administrative Agent by 12:00 Noon (Available Currency Office time) at least three Available Currency Business Days, prepay any Group of Available Currency Loans, in each case in whole at any time, or from time to time in part in Dollar Amounts aggregating to $10,000,000 or any larger multiple of $1,000,000. Each prepayment shall be accompanied by interest accrued thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Group of Loans (or such Money Market Borrowing). By notice given not later than 12:00 Noon (New York City time) on the date of prepayment, the Co-Borrowers may prepay any Swingline Loan in whole at any time, or from time to time in part in amounts aggregating $500,000 or any larger multiple of $100,000, by paying the principal amount to be prepaid together with interest accrued thereon to the date of prepayment.  Except as provided in this Section, the Co-Borrowers may not prepay all or any portion of the principal amount of any Money Market Loan prior to the maturity thereof.

(b)           Mandatory Prepayment. In the event and on such occasion that the Dollar Amount of the Available Currency Exposures exceed the total Available Currency Commitments, the Co-Borrowers shall prepay so much of the Revolving Available Currency Borrowings so that after giving effect to all such prepayments, the Dollar Amount of the Available Currency Exposures shall no longer exceed the total Available Currency Commitments.

(c)           Notice of Prepayment. Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the Co-Borrowers.

SECTION 2.13. General Provisions as to Payments.

(a)           Payments Generally. The Co-Borrowers shall make each payment hereunder related to any Borrowing (other than an Available Currency Borrowing) (whether of principal, interest, fees, reimbursement of all LC Disbursements and amounts payable under Article 8), not later than 12:00 Noon (New York City time), on the date when due, in Federal or other funds immediately available in New York City, to an account of the Administrative Agent designated in writing by the Administrative Agent and without reduction by reason of any set–off or counterclaim.  The Co-Borrowers shall make each payment hereunder related to any Available Currency Borrowing (whether of principal, interest, fees and amounts payable under Article 8 with respect to Available Currency Borrowings), not later than 12:00 Noon (Available Currency Office time) (or such other time as the Administrative Agent may advise the Co-Borrowers), on the date when due, in immediately available funds in the applicable Available Currency to account of the Administrative Agent designated in writing by the Administrative Agent. The Administrative Agent will promptly distribute to the parties entitled thereto its ratable share of each payment received by the Administrative Agent for the account of the Banks or the applicable Issuing Bank. Whenever any payment of principal of, or interest on, the Base Rate Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro–Dollar Loans or Money Market LIBOR Loans shall be due on a day which is not a Euro–Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro–Dollar Business Day unless such Euro–Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro–Dollar Business Day.  Whenever any payment of principal of, or interest on, the Money Market Absolute Rate Loans shall be due on a day which is not a Euro–Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro–Dollar Business Day.  Whenever any payment of principal of, or interest on, the Available Currency Loans shall be due on a day which is not an Available Currency Business Day, the date for payment thereof shall be extended to the next succeeding Available Currency Business Day unless such Available Currency Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Available Currency Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b)           Payments Assumed Made by the Co-Borrowers.  Unless the Administrative Agent shall have received notice from Carlisle prior to the date on which any payment is due to the Banks or an Issuing Bank hereunder that the Co-Borrowers will not make such payment in full, the Administrative Agent may assume that the Co-Borrowers have made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank or the applicable Issuing Bank, as applicable, on such due date an amount equal to the amount then due such Bank or the applicable Issuing Bank, as applicable.  If and to the extent that the Co-Borrowers shall not have so made such payment, each Bank and each Issuing Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to it together with interest thereon, for each day from the date such amount is distributed until the date such Bank or Issuing Bank, as applicable, repays such amount to the Administrative Agent, at the Federal Funds Rate.

SECTION 2.14.  Funding Losses.  If either Co-Borrower makes any payment of principal with respect to any Fixed Rate Loan or any Fixed Rate Loan is converted to a different type of Loan (whether such payment or conversion is pursuant to Article 2, 6 or 8 or otherwise) on any day other than the last day of an Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.08(d), or if a Fixed Rate Loan is assigned on any day other than the last day of an Interest Period applicable thereto at the request of either Co-borrower or if the Co-Borrowers fails to borrow, prepay, convert or continue any Fixed Rate Loan after notice has been given to any Bank in accordance with Section 2.04(a), 2.12(c) or 2.16(c), the Co-Borrowers shall jointly and severally reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after such payment or conversion or failure to borrow, prepay, convert or continue; provided that such Bank shall have delivered to Carlisle a certificate as to the amount of such loss or expense, along with such supplemental information as Carlisle may reasonably request, which certificate shall be conclusive in the absence of manifest error.

SECTION 2.15. Computation of Interest and Fees.  Interest based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day).  All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day); provided that with respect to any Available Currency as to which a 365 or 366 day year, as the case may be is customarily used as a basis for such calculation, then interest with respect to Loans denominated in such Available Currency shall be computed on such basis.

SECTION 2.16.  Method of Electing Interest Rates.

(a)           Committed Borrowings.  The Loans included in each Committed Borrowing shall bear interest initially at the type of rate specified by Carlisle in the applicable Notice of Committed Borrowing. Thereafter, Carlisle may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject to Section 2.16(d) and the provisions of Article 8 and not including any Money Market Loans or Swingline Loans), as follows:

(i)             if such Loans are Base Rate Loans, Carlisle may elect to convert such Loans to Euro–Dollar Loans as of any Euro–Dollar Business Day;

(ii)            if such Loans are Available Currency Loans, the Co-Borrowers may elect to continue such Loans as Available Currency Loans, as of the end of any Interest Period applicable thereto, for an additional Interest Period, subject to Section 2.14 if any such conversion is effective on any day other than the last day of an Interest Period applicable to such Loans; and

(iii)           if such Loans are Euro–Dollar Loans, Carlisle may elect to convert such Loans to Base Rate Loans as of any Domestic Business Day or may elect to continue such Loans as Euro–Dollar Loans, as of the end of any Interest Period applicable thereto, for an additional Interest Period, subject to Section 2.14 if any such conversion is effective on any day other than the last day of an Interest Period applicable to such Loans.

Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Administrative Agent not later than 10:30 A.M. (New York City time): (A) in the case of conversion to or continuation of a Euro–Dollar Loan, on the third Euro–Dollar Business Day before the conversion or continuation selected in such notice is to be effective; and (B) in the case of conversion to a Base Rate Loan, on the Domestic Business Day of the conversion. Any Notice of Interest Rate Election applicable to the continuation of an Available Currency Loan shall be delivered to the Administrative Agent’s office designated for such purpose not later than 10:30 A.M. (Available Currency Office time) three Available Currency Business Days before the proposed continuation. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each at least $10,000,000 (unless such portion is comprised of Base Rate Loans).  If no such notice is timely received before the end of an Interest Period for any Group of Euro–Dollar Loans, the Co-Borrowers shall be deemed to have elected that such Group of Loans be converted to Base Rate Loans at the end of such Interest Period. If no such notice is timely received before the end of an Interest Period for any Group of Available Currency Loans, the Co-Borrowers shall be deemed to have elected that such Group of Loans be continued for an Interest Period of one month.

(b)           Contents of Notice of Interest Rate Election.  Each Notice of Interest Rate Election shall specify:

(i)          the Group of Loans (or portion thereof) to which such notice applies;

(ii)         the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of Section 2.16(a);

(iii)        if the Loans comprising such Group are to be converted, the new type of Loans and, if the Loans resulting from such conversion are to be Euro–Dollar Loans, the duration of the next succeeding Interest Period applicable thereto;

(iv)        if such Loans are to be continued as Euro–Dollar Loans for an additional Interest Period, the duration of such additional Interest Period; and

(v)         if such Loans are Available Currency Loans and to be continued for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

(c)           Notice to Banks.  Promptly after receiving a Notice of Interest Rate Election from Carlisle pursuant to Section 2.16(a), the Administrative Agent shall notify each Bank of the contents thereof and such notice shall not thereafter be revocable by Carlisle.

(d)           Limitation on Election. Carlisle shall not be entitled to elect to convert any Loans to, or continue any Loans for an additional Interest Period if (i) the aggregate principal amount of any Group of Euro–Dollar Loans created or continued as a result of such election would be less than $10,000,000 or (ii) a Default shall have occurred and be continuing when Carlisle delivers notice of such election to the Administrative Agent. Carlisle shall not be entitled to elect to continue any Available Currency Loans for an additional Interest Period if the aggregate principal amount of any Group of Available Currency Loans created or continued as a result of such election would be less than a Dollar Amount equal to $10,000,000.  Carlisle shall not be entitled to elect to continue any Available Currency Loans for an additional Interest Period longer than one month if a Default shall have occurred and be continuing when Carlisle delivers notice of such election to the Administrative Agent. Money Market Loans may not be converted or continued. This section shall not apply to Swingline Loans. Swingline Loans shall accrue interest as Base Rate Loans and the Co-Borrowers may not at any time elect to change the type of interest rate borne by the Swingline Loans

(e)           Payment of Accrued Interests. If any Loan is converted to a different type of Loan, the Co-Borrowers shall jointly and severally pay, on the date of such conversion, the interest accrued to such date on the principal amount being converted.

SECTION 2.17. Letters of Credit.  (a) General.  Subject to the terms and conditions set forth herein, Carlisle may request the issuance of letters of credit for the account of one or more of the Co-Borrowers, denominated in Dollars and in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Credit Period.

(b)           Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a letter of credit (or the amendment, renewal or extension of an outstanding Letter of Credit), Carlisle shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Domestic Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank in connection with any request for a Letter of Credit, the Co-Borrowers also shall submit a letter of credit application on the applicable Issuing Bank’s standard form (with such changes thereto as may be acceptable to the applicable Issuing Bank and the Co-Borrowers). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Co-Borrowers to, or entered into by the Co-Borrowers with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Co-Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $50,000,000 and (ii) the total Revolving Exposures shall not exceed the total Revolving Commitments.

(c)                                  Expiration Date.  Each Letter of Credit shall expire no later than the date that is five Domestic Business Days prior to the Revolving Termination Date.

(d)                                 Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof, or with respect to the Letters of Credit outstanding on the Effective Date, as of the Effective Date) and without any further action on the part of any Issuing Bank or the Revolving Banks, each Issuing Bank hereby grants to each Revolving Bank, and each Revolving Bank hereby acquires from each Issuing Bank, a participation in such Letter of Credit equal to such Revolving Bank’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Bank hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of each Issuing Bank, such Revolving Bank’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Co-Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to either Co-Borrower for any reason. Each Revolving Bank acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)                                  Reimbursement.  If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Co-Borrowers shall jointly and severally reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if Carlisle shall have received notice of such LC Disbursement prior to 10:00 A.M., New York City time, on such date, or, if such notice has not been received by Carlisle prior to such time on such date, then not later than 12:00 noon, New York City time on the Domestic Business Day immediately following the day that Carlisle receives such notice; provided that Carlisle may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02 or Section 2.05(b) that such payment be financed with a Base Rate Borrowing (including a Swingline Loan) in an equivalent amount and, to the extent so financed, the Co-Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting Base Rate Borrowing. If the Co-Borrowers fail to make such payment when due, the Administrative Agent shall notify each Revolving Bank of the applicable LC Disbursement, the payment then due from the Co-Borrowers in respect thereof and such Revolving Bank’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Bank shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Co-Borrowers, in the same manner as provided in Section 2.04 with respect to Loans made by such Revolving Bank (and Section 2.04 shall apply, mutatis mutandis, to the payment obligations of the Revolving Banks), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Banks. Promptly following receipt by the Administrative Agent of any payment from the Co-Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Banks have made payments pursuant to this paragraph to reimburse the applicable Issuing Bank, then to such Revolving Banks and the applicable Issuing Bank as their interests may appear. Any payment made by a Revolving Bank pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of Base Rate Borrowing as contemplated above) shall not constitute a Loan and shall not relieve the Co-Borrowers of their joint and several obligation to reimburse such LC Disbursement.

(f)                                    Obligations Absolute.  Each Co-Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall, subject to the following sentence, be joint, several, absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, a Co-Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Banks nor any Issuing Bank, nor any of their Indemnitees shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of an Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to a Co-Borrower to the extent of any damages (but excluding consequential damages, claims in respect of which are hereby waived by each Co-Borrower to the extent permitted by applicable law) suffered by such Co-Borrower that are caused by or attributable to an Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), each Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, unless the applicable Issuing Bank has notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)                                 Disbursement Procedures.  Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under each one of its Letters of Credit. Each Issuing Bank shall promptly notify the Administrative Agent and Carlisle of a demand for payment under a Letter of Credit it has issued and whether it has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Co-Borrowers of their joint and several obligation to reimburse the applicable Issuing Bank and the Revolving Banks with respect to any such LC Disbursement.

(h)                                 Interim Interest.  If an Issuing Bank shall make any LC Disbursement, then, unless the Co-Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Co-Borrowers reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Borrowings; provided that, if the Co-Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then the last sentence of Section 2.08(a) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Bank pursuant to paragraph (e) of this Section to reimburse the applicable Issuing Bank shall be for the account of such Revolving Bank to the extent of such payment.

(i)                                     Replacement of an Issuing Bank.  Any Issuing Bank may be replaced at any time by written agreement among Carlisle, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Banks of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Co-Borrowers shall jointly and severally pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to this Section 2.17 and Article 8. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to include such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement.

(j)                                     Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Domestic Business Day that Carlisle receives notice from the Administrative Agent or the Required Revolving Banks (or, if the maturity of the Loans has been accelerated, Revolving Banks with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Co-Borrowers shall jointly and severally deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Banks, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to either Co-Borrower described in clause (g) or (h) of Article 6. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Co-Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements which have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Co-Borrowers for the LC Exposure at such time or, if the maturity of the Revolving Loans has been accelerated (but subject to the consent of the Required Revolving Banks), be applied to satisfy other Obligations. If the Co-Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to Carlisle within three Domestic Business Days after all Events of Default have been cured or waived.

SECTION 2.18. Increase of Revolving Commitments.  By written notice sent to the Administrative Agent (which the Administrative Agent shall promptly distribute to the Revolving Banks), Carlisle may request from time to time an increase of the aggregate amount of the Revolving Commitments by an aggregate amount equal to any integral multiple of $5,000,000 and not less than $10,000,000; provided that (i) no Default shall have occurred and be continuing, (ii) the aggregate amount of the Revolving Commitments shall not have been reduced, nor shall Carlisle have given notice of any such reduction under Section 2.10, (iii) the aggregate amount of the Revolving Commitments can not be increased pursuant to this Section 2.18 more than three (3) times; and (iv) at no time shall the aggregate amount of the Revolving Commitments plus the Dollar Amount of the outstanding principal amount of the Term Loans exceed $900,000,000 in the aggregate. No Revolving Bank shall have any obligation to increase its Revolving Commitment.  A Revolving Bank’s decision whether to increase its Revolving Commitment under this Section 2.18 if it is requested to do so shall be made in such Revolving Bank’s sole and absolute disrection and any failure to respond to a request shall be deemed to be a decsion by such Revolving Bank that it will not increase its Revolving Commitment.  If one or more of the Revolving Banks is not increasing its Revolving Commitment, then, with notice to the Administrative Agent and the other Revolving Banks, another one or more financial institutions, each as approved by the Co-Borrowers and the Administrative Agent (a “New Bank”), may commit to provide an amount equal to the aggregate amount of the requested increase that will not be provided by the existing Revolving Banks (the “Increase Amount”); provided, that the Revolving Commitment of each New Bank shall be at least $5,000,000 and the maximum number of New Banks shall be three (3). Upon receipt of notice from the Administrative Agent to the Revolving Banks and Carlisle that the Revolving Banks, or sufficient Revolving Banks and New Banks, have agreed to commit to an aggregate amount equal to the Increase Amount (or such lesser amount as the Co-Borrowers shall agree, which shall be at least $10,000,000 and an integral multiple of $5,000,000 in excess thereof), then: provided that no Default exists at such time or after giving effect to the requested increase, the Co-Borrowers, the Administrative Agent and the Revolving Banks willing to increase their respective Revolving Commitments and the New Banks (if any) shall execute and deliver an Increased Commitment Supplement (herein so called) in the form attached as Exhibit G hereto.  If all existing Revolving Banks shall not have provided their pro rata portion of the requested increase, on the effective date of the Increased Commitment Supplement the Revolving Banks shall make advances among themselves (which may be through the Administrative Agent) so that after giving effect thereto the Revolving Loans will be held by the Revolving Banks, pro rata in accordance with their respective Applicable Percentages hereunder. The advances made under this Section by each Revolving Bank whose Applicable Percentage is new or has increased under the Increased Commitment Supplement (as compared to its Applicable Percentage prior to the effectiveness of the Increased Commitment Supplement) shall be deemed to be a purchase of a corresponding amount of the Revolving Loans of the Revolving Bank or Revolving Banks whose Applicable Percentage has decreased (as compared to its Applicable Percentage prior to the effectiveness of the Increased Commitment Supplement). The advances made under this Section shall be Base Rate Borrowings made under each Revolving Bank’s Revolving Commitment unless another type of Borrowing is selected by Carlisle to be applicable thereto.

SECTION 2.19. Carlisle As Agent for CMC.  CMC hereby irrevocably appoints Carlisle as its agent hereunder for the purposes of acting on its behalf in connection with this Agreement as specified herein including for the purpose of requesting, converting and continuing Borrowings and authorizes Carlisle to take such actions on its behalf and to exercise such powers on its behalf as are delegated to Carlisle by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

SECTION 2.20. Co-Borrowers’ Acknowledgment of Benefit and Liability.  Each Co-Borrower expressly acknowledges that it has benefited and will benefit, directly and indirectly, from each and every Loan and Letter of Credit, whether or not such Co-Borrower is or was the actual borrower in respect of such Loan or on whose actual account such Letter of Credit was issued and hereby acknowledges and undertakes, together with the other Co-Borrower, joint and several liability for the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations. Each Co-Borrower hereby acknowledges that the Loan Documents to which the Co-Borrowers are a party are each the independent and several obligation of each Co-Borrower and may be enforced against each Co-Borrower separately, whether or not enforcement of any right or remedy hereunder has been sought against the other Co-Borrower.  Each Co-Borrower further agrees that its liability hereunder and under the other Loan Documents shall be absolute, unconditional, continuing and irrevocable.  Each Co-Borrower expressly waives any requirement that the Administrative Agent or any Bank exhaust any right, power or remedy and proceeds against the other Co-Borrower under this Agreement or under any other Loan Document, or against any other Person under any guaranty of, or security for, any of the Obligations.

SECTION 2.21. Limitation of CMC Liability.  Anything contained in this Agreement to the contrary notwithstanding, if any Fraudulent Transfer Law (as hereinafter defined) is determined by a court of competent jurisdiction to be applicable to the obligations of CMC under the Loan Documents, such obligations of CMC shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations under the Loan Documents subject to avoidance as a fraudulent transfer or conveyance under Section 544 of the United States Bankruptcy Code or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of CMC, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of CMC in respect of intercompany indebtedness to Carlisle or other Affiliates of Carlisle to the extent that such indebtedness would be discharged in an amount equal to the amount paid by CMC under the Loan Documents) and after giving effect as an asset to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of CMC pursuant to applicable law or pursuant to the terms of any agreement (including without limitation any such rights of contribution under Section 2.22).

SECTION 2.22. Contribution; Subrogation.  The Co-Borrowers desire to allocate among themselves, in a fair and equitable manner, their obligations arising under the Loan Documents. Accordingly, in the event any payment or distribution is made by a Co-Borrower under any Loan Document (a “Funding Obligor”) that exceeds its Fair Share (as defined below), that Funding Obligor shall be entitled to a contribution from the other Co-Borrower in the amount of such Co-Borrower’s Fair Share Shortfall (as defined below), with the result that all such contributions will cause each Co-Borrower’s Aggregate Payments (as defined below) to equal its Fair Share. “Fair Share” means, with respect to a Co-Borrower as of any date of determination, an amount equal to (i) the ratio of (x) the Adjusted Maximum Amount (as defined below) with respect to such Co-Borrower to (y) the aggregate of the Adjusted Maximum Amounts with respect to all Co-Borrowers, multiplied by (ii) the aggregate amount paid or distributed on or before such date by all Funding Obligors under the Loan Documents in respect of the Obligations. “Fair Share Shortfall” means, with respect to a Co-Borrower as of any date of determination, the excess, if any, of the Fair Share of such Co-Borrower over the Aggregate Payments of such Co-Borrower. “Adjusted Maximum Amount” means, with respect to a Co-Borrower as of any date of determination, the maximum aggregate amount of the obligations of such Co-Borrower under the Loan Documents, in each case determined in accordance with the provisions hereof and thereof (including the provisions of Section 2.21); provided that, solely for purposes of calculating the Adjusted Maximum Amount with respect to any Co-Borrower for purposes of this Section, the assets or liabilities arising by virtue of any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Co-Borrower. “Aggregate Payments” means, with respect to a Co-Borrower as of any date of determination, the aggregate amount of all payments and distributions made on or before such date by such Co-Borrower in respect of the Loan Documents (including, in respect of this Section or any similar provision contained in any other Loan Documents).  The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Obligor. The allocation among Co-Borrowers of their obligations as set forth in this Section shall not be construed in any way to limit the liability of any Co-Borrower under any Loan Document. In the event a payment is made by a Co-Borrower in excess of its Fair Share, then such Co-Borrower shall be subrogated to the rights then held by Administrative Agent with respect to the Obligations to the extent to which the Obligations were discharged by such Co-Borrower and, in addition, upon payment by such Co-Borrower of any sums to Administrative Agent hereunder in excess of its Fair Share, all rights of such Co-Borrower against the other Co-Borrower arising as a result therefrom by way of right or subrogation, reimbursement, or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full of the Obligations.

SECTION 2.23. Joint and Several Obligations Absolute.  If acceleration of the time for payment of any amount payable by a Co-Borrower under the Obligations is stayed upon the insolvency, bankruptcy, or reorganization of the other Co-Borrower, all such amounts otherwise subject to acceleration shall nonetheless be payable by the other Co-Borrower hereunder forthwith on demand by Administrative Agent.  Each Co-Borrower hereby agrees that its joint and several liability for the Obligations of the other Co-Borrower (the “Other Obligations”) shall not be released, discharged, diminished, impaired, reduced, or affected for any reason or by the occurrence of any event, including, without limitation, one or more of the following events, whether or not with notice to or the consent of any Co-Borrower:  (a) the taking or accepting of collateral as security for any or all of the Other Obligations or the release, surrender, exchange, or subordination of any collateral now or hereafter securing any or all of the Other Obligations; (b) any partial release of the liability of any Co-Borrower hereunder, or the full or partial release of any Co-Borrower from liability for any or all of the Other Obligations; (c) any disability of any other Co-Borrower, or the dissolution, insolvency, or bankruptcy of the other Co-Borrower or any other party at any time liable for the payment of any or all of the Other Obligations; (d) any renewal, extension, modification, waiver, amendment, or rearrangement of any or all of the Other Obligations or any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Other Obligations; (e) any adjustment, indulgence, forbearance, waiver, or compromise that may be granted or given by Administrative Agent or any Bank to any other Obligor or any other party ever liable for any or all of the Other Obligations; (f) any neglect, delay, omission, failure, or refusal of Administrative Agent or any Bank to take or prosecute any action for the collection of any of the Other Obligations or to foreclose or take or prosecute any action in connection with any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Other Obligations; (g) the unenforceability or invalidity of any or all of the Other Obligations or of any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Other Obligations; (h) any payment by the other Co-Borrower or any other party to Administrative Agent or any Bank is held to constitute a preference under applicable bankruptcy or insolvency law or if for any other reason Administrative Agent or any Bank is required to refund any payment or pay the amount thereof to someone else; (i) the settlement or compromise of any of the Other Obligations; (j) the non–perfection of any security interest or lien securing any or all of the Other Obligations; (k) any impairment of any collateral securing any or all of the Other Obligations; (l) the failure of Administrative Agent or any Bank to sell any collateral securing any or all of the Other Obligations in a commercially reasonable manner or as otherwise required by law; (m) any change in the corporate existence, structure, or ownership of the other Co-Borrower; or (n) any other circumstance which might otherwise constitute a defense available to, or discharge of, either Co-Borrower (other than payment of the Other Obligations).

SECTION 2.24. Subordination.  Each Co-Borrower hereby agrees that the Subordinated Indebtedness (as defined below) shall be subordinate and junior in right of payment to the prior payment in full in cash of the Obligations. The Subordinated Indebtedness shall not be payable, and no payment of principal, interest or other amounts on account thereof, and no property or guarantee of any nature to secure or pay the Subordinated Indebtedness shall be made or given, directly or indirectly by or on behalf of any Subordination Party (hereafter defined) or received, accepted, retained or applied by either Co-Borrower unless and until the Obligations have been fully paid in cash; except that when no Event of Default exists, a Co-Borrower shall have the right to receive payments on the Subordinated Indebtedness made in the ordinary course of business. When an Event of Default exists, no payments of principal or interest may be made or given, directly or indirectly, by or on behalf of any Subordination Party or received, accepted, retained or applied by any Co-Borrower unless and until the Obligations have been fully paid in cash. If any sums shall be paid to a Co-Borrower by any Subordination Party or any other Person on account of the Subordinated Indebtedness when such payment is not permitted hereunder, such sums shall be held in trust by such Co-Borrower for the benefit of Administrative Agent and the Banks and shall forthwith be paid to Administrative Agent without affecting the liability of either Co-Borrower under this Agreement and may be applied by Administrative Agent against the Obligations in accordance with this Agreement.  For purposes of this Agreement and with respect to a Co-Borrower, the term “Subordinated Indebtedness” means all indebtedness, liabilities, and obligations of the other Co-Borrower (herein a “Subordination Party”) to such Co-Borrower, whether such indebtedness, liabilities, and obligations now exist or are hereafter incurred or arise, or are direct, indirect, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such indebtedness, liabilities, or obligations are evidenced by a note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such indebtedness, obligations, or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by such Co-Borrower. Each Co-Borrower agrees that any and all Liens (including any judgment liens), upon any Subordination Party’s assets securing payment of any Subordinated Indebtedness shall be and remain inferior and subordinate to any and all Liens upon any Subordination Party’s assets securing payment of the Obligations or any part thereof, regardless of whether such Liens in favor of a Co-Borrower, Administrative Agent or any Bank presently exist or are hereafter created or attached. Without the prior written consent of Administrative Agent, no Co-Borrower shall (i) file suit against any Subordination Party or exercise or enforce any other creditor’s right it may have against any Subordination Party, or (ii) foreclose, repossess, sequester, or otherwise take steps or institute any action or proceedings (judicial or otherwise, including without limitation the commencement of, or joinder in, any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any obligations of any Subordination Party to such Co-Borrower or any Liens held by such Co-Borrower on assets of any Subordination Party.  In the event of any receivership, bankruptcy, reorganization, rearrangement, debtor’s relief, or other insolvency proceeding involving any Subordination Party as debtor, Administrative Agent shall have the right to prove and vote any claim under the Subordinated Indebtedness and to receive directly from the receiver, trustee or other court custodian all dividends, distributions, and payments made in respect of the Subordinated Indebtedness until the Obligations have been paid in full in cash. Administrative Agent may apply any such dividends, distributions, and other payments against the Obligations in accordance with this Agreement.

ARTICLE 3

CONDITIONS

SECTION 3.01. Closing.  The effectiveness of this Agreement to amend and restate the Prior Credit Agreement is subject to the condition precedent that the Administrative Agent shall have received each of the following, each dated the Effective Date unless otherwise indicated or not applicable:

(a)                                  This Agreement.  a counterpart of this Agreement signed on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(b)                                 Legal Opinion.  an opinion of Steven J. Ford, Esq., Vice President, Secretary and General Counsel of Carlisle, substantially in the form of Exhibit E hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

(c)                                  Fees.  all fees and other amounts due and payable on or prior to the Effective Date, including, without limitation, the upfront fees Carlisle and the Administrative Agent have agreed to pay to each Bank, all unpaid interest and fees accrued under the Prior Credit Agreement through the Effective Date and any amounts due under Section 2.14 of the Prior Credit Agreement as a result of the termination of the interest periods thereunder; and

(d)                                 Authorization Documents.  all documents the Administrative Agent may reasonably request relating to the existence of the Co-Borrowers, the corporate authority for and the validity of the Loan Documents and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent.

The Administrative Agent shall promptly notify Carlisle and the Banks of the date when all documents required to be delivered as a condition to the effectiveness of this Agreement have been delivered, such date shall be the Effective Date, and such notice shall be conclusive and binding on all parties hereto; provided that unless the Administrative Agent notifies Carlisle and the Banks to the contrary, the Effective Date shall be the date of this Agreement.  The execution of this Agreement by the Co-Borrowers shall be deemed to be a representation and warranty by Carlisle on the Effective Date as to the facts specified in clauses (c), (d) and (e) of Section 3.02.

SECTION 3.02. Borrowings.  The obligation of each Bank to make a Loan on the occasion of any Borrowing, and any agreement of an Issuing Bank to consider issuing, amending, renewing or extending any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)                                  Effective Date.  the fact that the Effective Date shall have occurred on or prior to October 31, 2011;

(b)                                 Notice.  receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.02 or Section 2.03, as the case may be, if a Loan is requested or if an issuance, amendment, renewal or extention of a Letter of Credit is requested, receipt by the Administrative Agent and the applicable Issuing Bank of a request therefor under the terms of Section 2.17(b) or if a Swingline Loan is requested, receipt by the Administrative Agent and Swingline Bank of a request therefor under the terms of Section 2.05(b);

(c)                                  Commitments Not Exceeded.  the fact that, immediately after such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, the aggregate Revolving Exposure will not exceed the aggregate amount of the Revolving Commitments and the aggregate Available Currency Exposure will not exceed the aggregate amount of the Available Currency Commitments;

(d)                                 No Default.  the fact that, immediately before and after such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, no Default shall have occurred and be continuing, and

(e)                                  Representations and Warranties.  the fact that the representations and warranties of Carlisle contained in this Agreement shall be true in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit hereunder shall be deemed to be a representation and warranty by Carlisle on the date of such Borrowing or the date of such issuance, amendment, renewal or extension, as applicable, as to the facts specified in clauses (c), (d) and (e) of this Section.

SECTION 3.03. Term Loans.  In addition to the conditions precedent set forth in Sections 3.02 of this Agreement, the obligation of any Term Bank to make any Term Loan is subject to the condition precedent that the Administrative Agent shall have received:

(a)                                  Term Loan Supplement.  a fully executed and completed copy of the related Term Loan Supplement;

(b)                                 Closing Certificate.  a certificate dated as of the date of the Term Loan Supplement signed by the Co-Borrowers: (i) demonstrating compliance with the requirements of Section 2.01(d)(i) and (ii) confirming compliance with the conditions set forth in clauses (d) and (e) of Section 3.02; and

(c)                                  Other Documents.  the Administrative Agent shall have received such other documentation as the Administrative Agent, any Bank or counsel to the Administrative Agent may reasonably request.

SECTION 3.04. Effective Date Advances and Adjustments.  On the Effective Date, the aggregate amount of the revolving commitments under the Prior Credit Agreement is being increased hereunder, certain Banks are being added as parties hereto but not all Banks party to the Prior Credit Agreement are participating in the increase in the Revolving Commitments based on their pro rata percentages established under the Prior Credit Agreement. As a result, any committed loans outstanding under the Prior Credit Agreement which are continued hereunder will not be held pro rata by the Revolving Banks in accordance with their Applicable Percentages determined hereunder. To remedy the foregoing, on the Effective Date, upon fulfillment of the conditions in Section 3.01 and if there are any committed loans outstanding under the Prior Credit Agreement, the Revolving Banks shall make advances among themselves (which may be through the Administrative Agent) so that after giving effect thereto the Revolving Loans will be held by the Revolving Banks, pro rata in accordance with their respective Applicable Percentages hereunder. The advances made on the Effective Date under this Section by each Revolving Bank whose Applicable Percentage is new or has increased under this Agreement (as compared to its applicable percentage under the Prior Credit Agreement) shall be deemed to be a purchase of a corresponding amount of the Revolving Loans of the Revolving Bank or Revolving Banks whose Applicable Percentage has decreased (as compared to its applicable percentage under the Prior Credit Agreement).  The advances made under this Section shall be Base Rate Borrowings made under each Revolving Bank’s Revolving Commitment unless another type of Borrowing is selected by Carlisle to be applicable thereto.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Carlisle represents and warrants that:

SECTION 4.01. Corporate Existence and Power.  Each Co-Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

SECTION 4.02. Corporate and Governmental Authorization; No Contravention.  The execution, delivery and performance by each Co-Borrower of this Agreement and the other Loan Documents are within the corporate powers of each Co-Borrower, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by–laws of either Co-Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon Carlisle or any of its Material Subsidiaries or result in the creation or imposition of any Lien on any asset of Carlisle or any of its Material Subsidiaries.

SECTION 4.03. Binding Effect.  This Agreement constitutes a valid and binding agreement of each Co-Borrower and each Note, when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of each Co-Borrower, in each case enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general principles of equity.

SECTION 4.04. Financial Information.

(a)                                  Year End Financial Statements.  The consolidated balance sheet of Carlisle and its Consolidated Subsidiaries as of December 3l, 2010 and the related consolidated statements of cash flow, earnings and shareholders’ equity for the fiscal year then ended, set forth in Carlisle’s 2010 Form 10–K, a copy of which has been delivered to each of the Banks, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of Carlisle and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

(b)                                 Quarterly Financial Statements.  The consolidated balance sheet of Carlisle and its Consolidated Subsidiaries as of June 30, 2011 and the related consolidated statements of cash flow, earnings and shareholders’ equity for the portion of the fiscal year then ended, set forth in Carlisle’s most recent Form 10–Q, a copy of which has been delivered to each of the Banks, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of Carlisle and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such portion of such fiscal year.

(c)                                  No Material Adverse Change.  From December 31, 2010 to the date of this Agreement, there has been no material adverse change in the business, financial position, results of operations or prospects of Carlisle and its Consolidated Subsidiaries, considered as a whole, except for matters arising solely from general factors relating to the industries in which Carlisle and its Consolidated Subsidiaries are principally engaged and general economic factors relating to the markets in which Carlisle and its Consolidated Subsidiaries are principally engaged in business, which in any such event do not have a disproportionate impact on Carlisle or any such Consolidated Subsidiary as compared to other companies engaged in such industries or lines of businesses.

SECTION 4.05. Litigation.  There is no action, suit or proceeding pending against, or to the knowledge of Carlisle threatened against or affecting, Carlisle or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of Carlisle and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity or enforceability of this Agreement or the Notes.

SECTION 4.06. Compliance with ERISA.  Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

SECTION 4.07. Environmental Matters.  In the ordinary course of its business, Carlisle conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of Carlisle and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean–up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off site disposal of wastes or Hazardous Substances, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, Carlisle has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a material adverse effect on the business, financial condition, results of operations or prospects of Carlisle and its Consolidated Subsidiaries, considered as a whole.

SECTION 4.08. Taxes.  Carlisle and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by Carlisle or any Subsidiary except such taxes and charges as may be contested in good faith by appropriate proceedings.  The charges, accruals and reserves on the books of Carlisle and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of Carlisle, adequate.

SECTION 4.09. Subsidiaries.  Each of Carlisle’s corporate Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted except where failure to have such powers, licenses, authorizations, consents or approvals could not reasonably be expected to have a Material Adverse Effect. Material Subsidiaries in existence as of the Effective Date are listed on Schedule 4.09 hereto.

SECTION 4.10. No Regulatory Restrictions on Borrowing.  Neither Co-Borrowers is an “investment company” within the meaning of the Investment Company Act of 1940, as amended or otherwise subject to any regulatory scheme which restricts its ability to incur debt.

SECTION 4.11. Full Disclosure.  All information heretofore furnished by Carlisle to the Administrative Agent or Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by Carlisle to the Administrative Agent or Bank will be, true and accurate in all material respects on the date as of which such information is stated or certified.  Carlisle has disclosed to the Banks in writing any and all facts which, in the reasonable judgment of Carlisle, materially and adversely affect or may affect (to the extent Carlisle can now reasonably foresee), the business, operations or financial condition of Carlisle and its Consolidated Subsidiaries, taken as a whole, or the ability of the Co-Borrowers to perform their respective obligations under this Agreement.

SECTION 4.12. OFAC Money Laundering Representations.  Neither Co-Borrower nor any of their Affiliates is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including regulations administered by the United States Treasury Department’s Office of Foreign Asset Control (“OFAC”) and the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56. Neither Co-Borrower nor any of their Affiliates or their respective brokers or other agents acting or benefiting in any capacity in connection with the Loans, is any of the following:

(a)                                  a Person that is listed in the annex to, or is otherwise subject in the prohibitions contained in, the Executive Order or the OFAC regulations;

(b)                                 a Person owned or controlled by, or acting for or on the behalf of, any Person that is listed in the annex to, or is otherwise subject to the prohibitions contained in, the Executive Order or the OFAC regulations;

(c)                                  a Person with which a Bank is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(d)                                 a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order or the OFAC regulations; or

(e)                                  a Person that is named on the most current list of “Specially Designated Nationals and Blocked Persons” published by OFAC at its official website or any replacement website or other replacement official publication list.

Niether Co-Borrower nor any of its brokers or other agents acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described above in this Section, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or the OFAC regulations, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

ARTICLE 5

COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, Carlisle covenants and agrees with the Banks that:

SECTION 5.01. Information.  Carlisle will furnish to each of the Banks:

(a)                                  Annual Financial Statements.  as soon as available and in any event within 90 days after the end of each fiscal year of Carlisle, a consolidated balance sheet of Carlisle and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of cash flows, earnings and shareholders’ equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the Securities and Exchange Commission by independent public accountants of nationally recognized standing;

(b)                                 Quarterly Financial Statements.  as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of Carlisle, a consolidated balance sheet of Carlisle and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of cash flows, earnings and shareholders’ equity for such quarter and for the portion of Carlisle’s fiscal year ended at the end of such quarter, setting forth in the case of such statements of cash flows, earnings and shareholders’ equity, in comparative form the figures for the corresponding quarter and the corresponding portion of Carlisle’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer or the chief accounting officer of Carlisle;

(c)                                  Compliance Certificate.  simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or the chief accounting officer of Carlisle (i) setting forth in reasonable detail the calculations required to establish whether Carlisle was in compliance with the requirements of Sections 5.09 to 5.12, inclusive, on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which Carlisle is taking or proposes to take with respect thereto;

(d)                                 Accountant’s Certification.  simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements (i) whether anything has come to their attention to cause them to believe that any Default existed on the date of such statements and (ii) confirming the calculations set forth in the officer’s certificate delivered simultaneously therewith pursuant to clause (c) above;

(e)                                  Notice of Default.  within five days after any officer of Carlisle obtains actual knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer or the chief accounting officer of Carlisle setting forth the details thereof and the action which Carlisle is taking or proposes to take with respect thereto;

(f)                                    Shareholder Material.  promptly upon the mailing thereof to the shareholders of Carlisle generally, copies of all financial statements, reports and proxy statements so mailed;

(g)                                 SEC Filings.  promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S–8 or its equivalent) and reports on Forms 10–K, 10–Q and 8–K (or their equivalents) which Carlisle shall have filed with the Securities and Exchange Commission;

(h)                                 ERISA Matters.  if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event’’ (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice, or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of Carlisle setting forth details as to such occurrence and action, if any, which Carlisle or applicable member of the ERISA Group is required or proposes to take; and

(i)                                     Other Information.  from time to time such additional information regarding the financial position or business of Carlisle and its Subsidiaries as the Administrative Agent, at the request of any Bank, may reasonably request.

SECTION 5.02. Payment of Obligations.  Carlisle will pay and discharge, and will cause each Subsidiary to pay and discharge, at or before maturity, all their respective material obligations and liabilities (including, without limitation, tax liabilities and claims of materialmen, warehousemen and the like which if unpaid might by law give rise to a Lien), except where the same may be contested in good faith by appropriate proceedings, and will maintain, and will cause each Subsidiary to maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same.

SECTION 5.03. Maintenance of Property; Insurance.

(a)                                  Maintenance of Property.  Carlisle will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted; provided that nothing in this Section shall prevent Carlisle or any Subsidiary from disposing of any of its assets in the ordinary course of business.

(b)                                 Insurance.  Carlisle will, and will cause each of its Subsidiaries to, maintain (either in the name of Carlisle or in such Subsidiary’s own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts, against at least such risks and with such risk retention as are usually maintained, insured against or retained, as the case may be, in the same general area by companies of established repute engaged in the same or a similar business; and will furnish to the Banks, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

SECTION 5.04. Conduct of Business and Maintenance of Existence.  Carlisle will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect their respective corporate existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section shall prohibit (i) the merger of a Subsidiary into Carlisle or the merger or consolidation of a Subsidiary with or into another Person if the corporation surviving such consolidation or merger is a Subsidiary and if, in each case, after giving effect thereto, no Default shall have occurred and be continuing or (ii) the termination of the corporate existence of any Subsidiary if Carlisle in good faith determines that such termination is in the best interest of Carlisle.

SECTION 5.05. Compliance with Laws.  Carlisle will comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except (x) where the necessity of compliance therewith is contested in good faith by, appropriate proceedings or (y) where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.06. Inspection of Property, Books and Records.  Carlisle will keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, representatives of any Bank at such Bank’s expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired.

SECTION 5.07. Mergers and Sales of Assets.  Carlisle will not (a) consolidate or merge with or into any other Person or (b) sell, lease or otherwise transfer, directly or indirectly, in any one transaction or in any series of related transactions, in each case outside the ordinary course of business, more than 15% of Consolidated Assets to any other Person or Persons; provided that (i) Carlisle may merge with another Person if (x) Carlisle is the corporation surviving such merger and (y) after giving effect to such merger, no Default shall have occurred and be continuing; and (ii) Carlisle may sell accounts receivable and other rights to payment in Permitted Securitization Transactions and the assets sold pursuant thereto shall not be included as asset disposed of in the determining compliance with the 15% limitation set forth above.

SECTION 5.08. Use of Proceeds.  The proceeds of the Loans made under this Agreement will be used by the Co-Borrowers for general corporate purposes including, without limitation, to finance its working capital needs, to refinance indebtedness and to finance acquisitions; provided that the proceeds of the Loans may not be used to finance an acquisition that is opposed by the board of directors of the target (or similar governing body if the target is not a corporation). None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of Regulation U.

SECTION 5.09. Negative Pledge.  Neither Carlisle nor any Subsidiary will create, assume or suffer to exist any Lien on any asset (including Subsidiary stock) now owned or hereafter acquired by it, except:

(a)                                  Existing Liens.  Liens existing on the date of this Agreement securing Debt outstanding on the date of this Agreement in an aggregate principal or face amount not exceeding $40,000,000;

(b)                                 Liens of an Acquired Person.  any Lien existing on any asset of any Person at the time such Person becomes a Subsidiary and not created in contemplation of such event;

(c)                                  Purchase Money Liens.  any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that such Lien attaches to such asset concurrently with or within six months after the acquisition thereof;

(d)                                 Mergers, etc.  any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into Carlisle or a Subsidiary and not created in contemplation of such event;

(e)                                  Liens Existing on an Acquired Asset.  any Lien existing on any asset prior to the acquisition thereof by Carlisle or a Subsidiary and not created in contemplation of such acquisition;

(f)                                    Refinancings.  any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Debt is not increased and is not secured by any additional assets;

(g)                                 Ordinary Course.  Liens arising in the ordinary course of its business which (i) do not secure Debt or Derivatives Obligations, (ii) do not secure any obligation in an amount exceeding 10% of Consolidated Tangible Net Worth and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

(h)                                 Securitization Liens.  Liens on accounts receivable, other rights to payment, the proceeds thereof and the accounts in which such proceeds are deposited arising in connection with Permitted Securitization Transactions; and

(i)                                     Basket of Permitted Liens.  Liens not otherwise permitted by the foregoing clauses of this Section securing Debt or Derivatives Obligations in an aggregate principal or face amount at any date not to exceed 10% of Consolidated Tangible Net Worth.

SECTION 5.10. Subsidiary Debt Limitation.  Total Debt of Consolidated Subsidiaries (excluding (i) Debt of a Subsidiary to Carlisle or to a Wholly-Owned Subsidiary and (ii) Debt arising in connection with Permitted Securitization Transactions) will at no time exceed 15% of Consolidated Net Worth.

SECTION 5.11. Leverage Ratio.  The Leverage Ratio will at no time exceed 3.50 to 1.00. As used herein, the follow terms have the following meanings:

“Leverage Ratio” at any date is the ratio of Consolidated Finance Liabilities at such date to Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.

“Consolidated Finance Liabilities” means, at any date, the sum of (i) Consolidated Debt (including the aggregate amount of all outstandings (i.e., advanced as the purchase price and not repaid from collections ) under all Permitted Securitization Transactions); minus (ii), as long as no Loans are outstanding hereunder on such date, the aggregate book value of all cash and cash equivalent investments then held by Carlisle and its Consolidated Subsidiaries in excess of $15,000,000, all determined on a consolidated basis as of such date.

“Consolidated EBITDA” means, for any period, (i) Consolidated Net Income for such period plus (ii) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of: (A) Consolidated Interest Expense, income tax expense and depreciation and amortization expense; plus (B) losses arising in connection with the sales of accounts receivable and other rights to payment in Permitted Securitization Transactions; plus (C) any non-cash goodwill or non-cash asset impairment charges; plus (D), to the extent expensed in such period, non-cash stock based compensation expenses. In the event of any acquisition or disposition during such period of assets having a book value (on the books of Carlisle) exceeding $10,000,000, Consolidated EBITDA shall be determined on a pro forma basis as if such transaction had occurred on the first day of such period.

“Consolidated Interest Expense” means, for any period all interest on Debt of Carlisle and its Consolidated Subsidiaries paid or payable in cash during such period; including or in addition: (i) the interest portion of payment under capital lease obligations, (ii) all fees with respect to such Debt during such period, and (iii) that portion of the losses arising in connection with the sales of accounts receivable and other rights to payment in Permitted Securitization Transactions that can be demonstrated in a manner acceptable to the Administrative Agent to be representative of the interest expense that would have been paid if such transaction were accounted for as a financing, in each case determined in accordance with generally accepted accounting principles.

SECTION 5.12. Interest Coverage Ratio.  The Interest Coverage Ratio will at no time be less than 3.00 to 1.00. The “Interest Coverage Ratio” at any date is the ratio of Consolidated EBITDA to Consolidated Interest Expense, in both cases, for the period of four consecutive fiscal quarters most recently ended on or prior to such date of determination.

SECTION 5.13. Transactions with Affiliates.  Carlisle will not, and will not permit any Subsidiary to, directly or indirectly, pay any funds to or for the account of, make any investment (whether by acquisition of stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Debt, or otherwise) in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect, any transaction with, any Affiliate except on an arms-length basis on terms at least as favorable to Carlisle or such Subsidiary than could have been obtained from a third party who was not an Affiliate; provided that the foregoing provisions of this Section shall not prohibit any such Person from declaring or paying any lawful dividend or other payment ratably in respect of all of its capital stock of the relevant class so long as, after giving effect thereto, no Default shall have occurred and be continuing.

ARTICLE 6

DEFAULTS

SECTION 6.01. Events of Default.  If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a)                                  Payment.  Either Co-Borrower shall fail to pay (i) any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, or (ii) within three Domestic Business Days after the due date thereof, any interest, any fees or any other amount payable hereunder;

(b)                                 Covenant Default.  Carlisle shall fail to observe or perform any covenant contained in Article 5, other than those contained in Sections 5.01 through 5.06, for 5 days after any officer of either Co-Borrower obtains actual knowledge thereof;

(c)                                  Other covenant Defaults.  Carlisle shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after notice thereof has been given to Carlisle by the Administrative Agent at the request of any Bank;

(d)                                 False Representation, etc.  any representation, warranty, certification or statement made by either Co-Borrowers in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

(e)                                  Cross Payment Default.  Carlisle or any Subsidiary shall fail to make any payment in respect of any Material Financial Obligations when due or within any applicable grace period;

(f)                                    Cross Covenant Default.  any event or condition shall occur which results in the acceleration of the maturity of any Material Debt or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such Debt or any Person acting on such holder’s behalf to accelerate the maturity thereof,

(g)                                 Voluntary Insolvency.  Carlisle or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(h)                                 Involuntary Insolvency.  an involuntary case or other proceeding shall be commenced against Carlisle or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against Carlisle or any Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

(i)                                     ERISA.  any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $10,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $10,000,000;

(j)                                     Judgments.  judgments or orders for the payment of money in excess of $10,000,000 shall be rendered against Carlisle or any Subsidiary and such judgments or orders shall continue unsatisfied and unstayed for a period of 30 days; or

(k)                                  Change of Control.  any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d–3 promulgated by the Securities and Exchange Commission under said Act) of 25% or more of the outstanding shares of common stock of Carlisle; or, during any period of 12 consecutive calendar months, individuals who were directors of Carlisle on the first day of such period shall cease to constitute a majority of the board of directors of Carlisle;

then, and in every such event, the Administrative Agent shall

(i)                                     if requested by the Required Banks, by notice to Carlisle terminate the Revolving Commitments, the Available Currency Commitment, any Term Loan Commitment, and the commitment of the Swingline Bank to make Swingline Loans and they shall thereupon terminate, and

(ii)                                  if requested by the Required Banks, by notice to Carlisle declare the Loans (together with accrued interest thereon) to be, and the Loans, shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Co-Borrower; provided that in the case of any of the Events of Default specified in clause 6.01(g) or 6.01(h) above with respect to either Co-Borrower, without any notice to either Co-Borrower or any other act by the Administrative Agent or the Banks, the Commitments, the commitment of the Swingline Bank to make Swingline Loans and any agreement of any Issuing Bank to issue or modify Letters of Credit, shall thereupon terminate and the Loans (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Co-Borrower.

SECTION 6.02. Notice of Default.  The Administrative Agent shall give notice to Carlisle under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

ARTICLE 7

THE AGENT

SECTION 7.01. Appointment and Authorization.  Each Bank and each Issuing Bank irrevocably appoints and authorizes JPMorgan Chase Bank, N.A. to take such action as agent (and confirms and continues such appointment under the Original Credit Agreement and the Prior Credit Agreement) on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

SECTION 7.02. Administrative Agent and Affiliates.  JPMorgan Chase Bank, N.A. shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and JPMorgan Chase Bank, N.A. and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with Carlisle or any Subsidiary or affiliate of Carlisle as if it were not the Administrative Agent.

SECTION 7.03. Action by Administrative Agent.  The obligations of the Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article 6.

SECTION 7.04. Consultation with Experts.  The Administrative Agent may consult with legal counsel (who may be counsel for either Co-Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

SECTION 7.05. Liability of Administrative Agent.  Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks (or such different number of Banks as any provision hereof expressly requires for such consent or request) or (ii) in the absence of its own gross negligence or willful misconduct.  Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of either Co-Borrower; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 7.06. Indemnification.  Each Bank, pro ratably in accordance with the Commitments held by each or if the Commitments have been terminated or fully utilized, in accordance with the outstanding Revolving Exposure and other Loans held by each, indemnifies the Administrative Agent, the Swingline Bank and each Issuing Bank (to the extent not reimbursed by the Co-Borrowers) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitee’s gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with: (i) the execution or delivery of the Original Credit Agreement, the Prior Credit Agreement, this Agreement or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether such indemnitee is a party thereto.

SECTION 7.07. Credit Decision.  Each Bank and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Bank and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

SECTION 7.08. Successor Administrative Agent.  The Administrative Agent may resign at any time by giving notice thereof to the Banks and Carlisle. Upon any such resignation, the Required Banks shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

SECTION 7.09. Agent’s Fees.  The Co-Borrowers shall jointly and severally pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon between Carlisle and the Administrative Agent.

SECTION 7.10. No Additional Duties of other Agents.  Certain Banks may have been named on the cover page of this Agreement as “co-documentation agents” and or as “co–syndication agents” hereunder in recognition of the level of each of their respective Revolving Commitments. None of such Banks is an agent for the Banks and no such Bank shall have any obligation hereunder other than those existing in its capacity as a Bank. Without limiting the foregoing, no such Bank shall have or be deemed to have any fiduciary relationship with or duty to any other Bank.

ARTICLE 8

CHANGE IN CIRCUMSTANCES

SECTION 8.01. Basis for Determining Interest Rate Inadequate or Unfair.

(a)                                  Euro-Dollar Based Loans.  If on or prior to the first day of any Interest Period for any Euro-Dollar Loan or Money Market LIBOR Loan:

(i)                                     the Administrative Agent is advised by the Euro-Dollar Reference Bank that deposits in dollars (in the applicable amounts) are not being offered to the Euro-Dollar Reference Bank in the relevant market for such Interest Period, or

(ii)                                  in the case of a Committed Borrowing, the Required Banks advise the Administrative Agent that the Adjusted London Interbank Offered Rate  as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Banks of funding their Euro–Dollar Loans for such Interest Period, the Administrative Agent shall forthwith give notice thereof to Carlisle and the Banks, whereupon until the Administrative Agent notifies Carlisle that the circumstances giving rise to such suspension no longer exist, (A) the obligations of the Banks to make Euro–Dollar Loans or to continue or convert outstanding Loans as or into Euro–Dollar Loans shall be suspended and (B) each outstanding Euro–Dollar Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless Carlisle notifies the Administrative Agent at least two Domestic Business Days before the date of any Fixed Rate Borrowing for which a Notice of Borrowing has previously been given that it elects not to, borrow on such date, (i) if such Fixed Rate

Borrowing is a Committed Borrowing (other than an Available Currency Borrowing), such Borrowing shall instead be made as a Base Rate Borrowing and (ii) if such Fixed Rate Borrowing is a Money Market LIBOR Borrowing, the Money Market LIBOR Loans comprising such Borrowing shall bear interest for each day from and including the first day to but excluding the last day of the Interest Period applicable thereto at the Base Rate plus the Base Margin for such day.

(b)                                 Availiable Currency Loans.  If, with respect to any Available Currency Loan, the Available Currency Rate to be applied thereto and any Interest Period therefor:

(i)                                     at or about noon on the applicable Quotation Date, the applicable Screen Rate is not available and none or only one of the applicable Available Currency Reference Banks supplies a rate to the Administrative Agent to determine the then applicable Available Currency Rate for the relevant Interest Period; or

(ii)                                  before the close of business in London, England on the applicable Quotation Date, any Bank notifies the Administrative Agent that the cost to them of obtaining matching deposits in the relevant interbank market would be in excess of applicable Available Currency Rate then set, then the rate of interest on the applicable Available Currency Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(A)                              the Euro-dollar Margin;

(B)                                the rate equal to the percentage rate per annum equivalent to the cost to the Administrative Agent of funding its participation in that Available Currency Loan from whatever source it may reasonably select; and

(C)                                the Mandatory Cost, if any, applicable to the Available Currency Loan.

If an event of the type described in clause (i) or (ii) of this clause (b) occurs and the Administrative Agent or the Co-Borrowers so requires, the Administrative Agent, the Banks and the Co-Borrowers shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

SECTION 8.02. Illegality.  If any Change in Law shall make it unlawful or impossible for any Bank (or its Applicable Lending Office) to make, maintain or fund its Euro–Dollar Loans or Available Currency Loans, as the case may be, and such Bank shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Banks and Carlisle, whereupon until such Bank notifies Carlisle and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro–Dollar Loans or Available Currency Loans, as the case may be, shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Bank shall designate a different lending office for Available Currency Loans or Euro–Dollar Loans if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such notice is given, each Euro–Dollar Loan of such Bank then outstanding shall be converted to a Base Rate Loan either (a) on the last day of the then current Interest Period applicable to such Euro–Dollar Loan if such Bank may lawfully continue to maintain and fund such Loan as a Euro–Dollar Loan to such day or (b) immediately if such Bank shall determine that it may not lawfully continue to maintain and fund such Loan as a Euro–Dollar Loan to such day. Interest and principal on any such Base Rate Loan shall be payable on the same dates as, and on a pro rata basis with, the interest and principal payable on the related Euro–Dollar Loans of the other Banks. If such notice is given, each Available Currency Loan of such Bank then outstanding shall be paid in full (a) on the last day of the then current Interest Period applicable to such Available Currency Loan if such Bank may lawfully continue to maintain and fund such Loan as an Available Currency Loan to such day or (b) immediately if such Bank shall determine that it may not lawfully continue to maintain and fund such Loan as an Available Currency Loan to such day.

SECTION 8.03.  Increased Cost and Reduced Return.

(a)                                  Increase Costs.  If on or after (x) the date hereof, in the case of any Loan, any obligation to make a Loan or any Letter of Credit or (y) the date of the related Money Market Quote, in the case of any Money Market Loan, any Change in Law shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Fixed Rate Loan any such requirement included in an applicable Euro–Dollar Reserve Percentage), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or any Issuing Bank or shall impose on any Bank (or its Applicable Lending Office) or any Issuing Bank or on the London or European interbank market any other condition affecting its Fixed Rate Loans, its Note, any Letter of Credit or its obligation to make Fixed Rate Loans or issue Letters of Credit and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) or Issuing Bank, as applicable, of making or maintaining any Fixed Rate Loan or of issuing or maintaining any Letter of Credit, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) or Issuing Bank under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank or Issuing Bank to be material, then, within 15 days after demand by such Bank or Issuing Bank (with a copy to the Administrative Agent), the Co-Borrowers shall jointly and severally pay to such Bank or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Bank or Issuing Bank, as applicable, for such increased cost or reduction.

(b)                                 Reduced Return.  If any Bank or any Issuing Bank reasonably shall have determined that any Change in Law has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) or Issuing Bank (or its Parent) as a consequence of such Person’s obligations hereunder to a level below that which it (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank or Issuing Bank, as applicable, to be material, then from time to time, within 15 days after demand by such Bank or Issuing Bank, as applicable (with a copy to the Administrative Agent), the Co-Borrowers shall jointly and severally pay to such Bank or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction.

(c)                                  Euro Conversion.  If the introduction of, changeover to or operation of the Euro in the United Kingdom shall result in an increase in the cost to any Bank of making or maintaining any Available Currency Loan (or of maintaining its obligation to make any such Loan) or result in a reduction of the amount of any sum received or receivable by such Bank hereunder (whether of principal, interest or otherwise), then the Co-Borrowers will pay to the applicable Bank, such additional amount or amounts as will compensate such Bank for such additional costs incurred or reduction suffered.

(d)                                 Request For Compensation.  Each Bank and each Issuing Bank will promptly notify Carlisle and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle it to compensation pursuant to this Section and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank or Issuing Bank, as applicable, be otherwise disadvantageous to such Bank or Issuing Bank, as applicable. A certificate of any Bank or any Issuing Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder, along with such supplemental information as Carlisle may reasonably request, shall be conclusive in the absence of manifest error. In determining such amount, such Bank or Issuing Bank, as applicable, may use any reasonable averaging and attribution methods.

SECTION 8.04.  Taxes.

(a)                                  Definitions.  For the purposes of this Section 8.04, the following terms have the following meanings:

“FATCA” means Sections 1471 through 1474 of the Code and any current or future regulations or official interpretations thereof.

“Other Taxes” means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any other Loan Document or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Loan Document.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by either Co-Borrower pursuant to this Agreement or under any other Loan Document, and all liabilities with respect thereto, excluding (i) in the case of each Bank, each Issuing Bank and the Administrative Agent, taxes imposed on its income, and franchise or similar taxes imposed on it, by a jurisdiction under the laws of which such Bank, Issuing Bank or the Administrative Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Bank, in which its Applicable Lending Office is located and (ii) in the case of each Bank or each Issuing Bank, any United States withholding tax imposed on such payments but only to the extent that such Bank or Issuing Bank is subject to United States withholding tax at the time such Bank first becomes a party to this Agreement.

(b)                                 Gross Up.  Any and all payments by either Co-Borrower to or for the account of any Bank, any Issuing Bank or the Administrative Agent hereunder or under any other Loan Document shall be made without deduction for any Taxes or Other Taxes; provided that, if a Co-Borrower shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Co-Borrower shall make such deductions, (iii) the applicable Co-Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the applicable Co-Borrower shall furnish to the Administrative Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt evidencing payment thereof.

(c)                                  Tax Indemnity.  Each Co-Borrower agrees to jointly and severally indemnify each Bank, each Issuing Bank and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by such Bank or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  This indemnification shall be paid within 15 days after such Bank, Issuing Bank or the Administrative Agent (as the case may be) makes demand therefor.

(d)                                 Withholding Tax Exemptions.  Each Foreign Bank, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank, and from time to time thereafter if requested in writing by Carlisle (but only so long as such Bank remains lawfully able to do so), shall provide Carlisle and the Administrative Agent with applicable Internal Revenue Service form, certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which exempts the Bank from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Bank or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States.

(e)                                  Limitation on Indemnification.  For any period with respect to which a Bank has failed to provide Carlisle or the Administrative Agent with the appropriate form pursuant to Section 8.04(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 8.04(b) or (c) with respect to Taxes imposed by the United States; provided that if a Bank which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, Carlisle shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

(f)                                    FATCA.  If a payment made to a Bank hereunder would be subject to United States Federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to Carlisle and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by Carlisle or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Carlisle or the Administrative Agent as may be necessary for either Co-Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. A Bank shall not be entitled to payment or indemnification under this Section with respect to Taxes imposed on any “withholdable payment” payable to such Bank as a result of the failure of such Bank to satisfy the applicable requirements as set forth in FATCA after December 31, 2012.

(g)                                 Mitigation Obligations.  If a Co-Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section, then such Bank will change the jurisdiction of its Applicable Lending Office if, in the judgment of such Bank, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Bank.

SECTION 8.05.  Base Rate Loans Substituted for Affected Euro-Dollar Loans.  If (i) the obligation of any Bank to make, or to continue or convert outstanding Loans as or to, Euro–Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03 or 8.04 with respect to its Euro–Dollar Loans and Carlisle shall, by at least five Euro–Dollar Business Days’ prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies Carlisle that the circumstances giving rise to such suspension or demand for compensation no longer exist, all Loans which would otherwise be made by such Bank as (or continued as or converted to) Euro–Dollar Loans, as the case may be, shall instead be Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Fixed Rate Loans of the other Banks). If such Bank notifies Carlisle that the circumstances giving rise to such suspension or demand for compensation no longer exist, the principal amount of each such Base Rate Loan shall be converted into a Euro–Dollar Loan on the first day of the next succeeding Interest Period applicable to the related Euro–Dollar Loans of the other Banks.

SECTION 8.06.  Substitution of Bank.  If any Bank has demanded compensation pursuant to Section 8.03 or 8.04 or if a Bank becomes a Defaulting Bank, Carlisle shall have the right to designate an assignee which is not an affiliate of Carlisle to purchase for cash, pursuant to an Assignment and

Assumption Agreement substantially in the form of Exhibit F hereto, the outstanding Loans and Commitments of such Bank and to assume all of such Bank’s other rights and obligations hereunder without recourse to or warranty by such Bank, for a purchase price equal to the principal amount of all of such Bank’s outstanding Loans including participations in the LC Disbursements, Revolving Available Currency Loans and Swingline Loans, plus any accrued but unpaid interest thereon and the accrued but unpaid facility fees in respect of that Bank’s Revolving Commitment hereunder plus such amount, if any, as would be payable pursuant to Section 2.14 if the outstanding Loans of such Bank were prepaid in their entirety on the date of consummation of such assignment.

SECTION 8.07.  Unavailability of Available Currency Loans.  Notwithstanding any other provision herein, if any Change in Law shall make it unlawful for a Bank to make or maintain any Available Currency Loan or to give effect to its obligations as contemplated hereby with respect to any such Loan or in the event that there shall occur any material adverse change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the opinion of a Bank makes it impracticable for any Available Currency Loan to be denominated in an Available Currency, then, by written notice to Carlisle and the Administrative Agent, the applicable Bank may: (a) declare that such Loans will not thereafter be made and (b) require that all outstanding Available Currency Loans so affected be repaid.

SECTION 8.08.  Defaulting Banks.  Notwithstanding any provision of this Agreement to the contrary, if any Revolving Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Revolving Bank is a Defaulting Bank:

(a)                                  Suspension of Facility Fees.  facility fees shall cease to accrue on the Revolving Commitment of such Defaulting Bank pursuant to Section 2.09;

(b)                                 Suspension of Voting.  the Revolving Commitment, Revolving Exposure of, and the outstanding Term Loans held by, such Defaulting Bank shall not be included in determining whether all Revolving Banks or all the Banks have taken or may take any action hereunder (including any such consent to any amendment or waiver pursuant to Section 9.05; provided that, among others, the foregoing provisions do not permit a Commitment of a Defaulting Bank to be extended without its consent nor permit a Commitment of a Defaulting Bank to be increased without its consent);

(c)                                  Participation Exposure.  if any Swingline Exposure, Available Currency Exposure or LC Exposure exists at the time a Revolving Bank becomes a Defaulting Bank then:

(i)                                      Reallocation.  all or any part of such Swingline Exposure, Available Currency Exposure and LC Exposure shall be reallocated among the non-Defaulting Banks in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Banks’ Revolving Exposures plus such Defaulting Bank’s Swingline Exposure, Available Currency Exposure and LC Exposure does not exceed the total of all non-Defaulting Banks’ Revolving Commitments and (y) the conditions set forth in Section 3.02 are satisfied at such time;

(ii)                                   Payment and Cash Collateralization.  if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Co-Borrowers shall, jointly and severall, within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure, (y) second, prepay such Available Currency Exposure and (z) third, cash collateralize such Defaulting Bank’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.17(j) for so long as such LC Exposure is outstanding;

(iii)                                Suspension of Letter of Credit Fee.  if the Co-Borrowers cash collateralizes any portion of such Defaulting Bank’s LC Exposure pursuant to this Section 2.20(c), the Borrower shall not be required to pay any fees to such Defaulting Bank pursuant to Section 2.12(b) with respect to such Defaulting Bank’s LC Exposure during the period such Defaulting Bank’s LC Exposure is cash collateralized;

(iv)                               Reallocation of Fees.  if the LC Exposure of the non-Defaulting Banks is reallocated pursuant to this Section, then the fees payable to the Revolving Banks pursuant to Section 2.09 shall be adjusted in accordance with such non-Defaulting Banks’ Applicable Percentages; and

(v)                                  Issuing Bank Entitled to Fees.  if any Defaulting Bank’s LC Exposure is neither cash collateralized nor reallocated pursuant to Section, then, without prejudice to any rights or remedies of the applicable Issuing Bank or any Revolving Bank hereunder, all letter of credit fees payable under Section 2.09 with respect to such Defaulting Bank’s LC Exposure shall be payable to the applicable Issuing Bank until such LC Exposure is cash collateralized and/or reallocated;

(d)                                  Suspension of Swingline Loans, Available Currency Loans and Letters of Credit.  so long as any Revolving Bank is a Defaulting Bank, the Swingline Bank shall not be required to fund any Swingline Loan, no Available Currency Revolving Bank shall be required to fund any Available Currency Loan and no Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Banks and/or cash collateral will be provided by the Co-Borrowers in accordance with this Section, and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan and Available Currency Loans shall be allocated among non-Defaulting Banks in a manner consistent with this Section (and Defaulting Banks shall not participate therein); and

(e)                                   Setoff Against Defaulting Bank.  any amount payable to such Defaulting Bank hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Bank pursuant to Section 2.13 but excluding Section 8.06 shall, in lieu of being distributed to such Defaulting Bank, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Bank to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Bank to any Issuing Bank, Available Currency Revolving Bank or Swingline Bank hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participating interest in any Swingline Loan, Revolving Available Currency Loan or Letter of Credit in respect of which such Defaulting Bank has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and Carlisle, held in such account as cash collateral for future funding obligations of the Defaulting Bank under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to either Co-Borrower or the Revolving Banks as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Revolving Bank against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Bank or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of LC Disbursements which a Defaulting Bank has funded its participation obligations and (y) made at a time when the conditions set forth in Section 3.02 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Banks pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Bank. In the event that the Administrative Agent, Carlisle, each Issuing Bank, each Available Currency Revolving Bank and the Swingline Bank each agrees that a Defaulting Bank has adequately remedied all matters that caused such Revolving Bank to be a Defaulting Bank, then the Swingline Exposure, Available Currency Exposure and LC Exposure of the Revolving Banks shall be readjusted to reflect the inclusion of such Revolving Bank’s Revolving Commitment and on such date such Revolving Bank shall purchase at par such of the Revolving Loans of the other Revolving Banks (other than Swingline Loans) as the Administrative shall determine may be necessary in order for such Revolving Bank to hold such Revolving Loans in accordance with its Applicable Percentage.

ARTICLE 9

MISCELLANEOUS

SECTION 9.01. Notices.  All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)                                  Co-Borrowers.  if to either Co-Borrower, to it care of Carlisle at 13925 Ballantyne Corporate Place, Suite 400, Charlotte, NC 28277, Attention of Chief Financial Officer, Telecopy No. (704) 501-1190;

(b)                                 Administrative Agent.  if to the Administrative Agent and/or Swingline Bank, 13777 Ballantyne Corporate Place, Charlotte, NC 28277 Attention of Patrick S. Thornton Telecopy No. (704) 544-4267 with a copy to JPMorgan Chase Bank, N.A., Midcorp Loan and Agency Services Group, Mailcode: IL1-001010; South Dearborn Street, 19th Floor, Chicago, IL  60603; Attention: Leonida Mischke, Telephone: 312-385-7055; Telecopy: 888-266-8058;

(c)                                  Available Currency Borrowing.  if to the notice related to an Available Currency Borrowing, also to J.P.Morgan Europe Limited, 125 London Wall, Floor 9, London EC2Y 5AJ, United Kingdom, Attention of the Manager, London Loans & Agency; Telecopy: (44) 207 7772360; and

(d)                                 Banks.  if to a Bank or Issuing Bank, to it at its address (or telecopy number) set forth in the Administrative Questionnaire delivered to Administrative Agent by such Bank in connection with this Agreement, the Prior Credit Agreement or the Original Credit Agreement or in connection with the Assignment and Assumption pursuant to which such Bank became a party hereto.

Notices and other communications to the Banks hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Bank.  The Administrative Agent or Carlisle may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. No Waivers.  No failure or delay by the Administrative Agent, any Issuing Bank or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided and provided in the Notes shall be cumulative and not exclusive of any rights or remedies provided by law or otherwise.

SECTION 9.03.  Expenses; Indemnification.

(a)                                  Expenses.  The Co-Borrowers shall jointly and severally pay: (i) all out–of–pocket expenses of the Administrative Agent, including fees and disbursements of special counsel for the Administrative Agent, in connection with, the preparation and administration of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder; (ii) all out–of–pocket expenses of each Issuing Bank, including fees and disbursements of special counsel for each Issuing Bank, in connection with, the preparation and administration of any Letter of Credit (including any issuance, modification or payment of any demand under any Letter of Credit), any waiver or consent hereunder or any Default or alleged Default hereunder; and (iii) if an Event of Default occurs, all out–of–pocket expenses incurred by the Administrative Agent, each Issuing Bank and each Bank, including (without duplication) the fees and disbursements of counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

(b)                                 Indemnification.  The Co-Borrowers agree to jointly and severally indemnify the Administrative Agent, each Person named as Joint Lead Arranger or Joint Bookrunner on the cover page to this Agreement, each Issuing Bank and each Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of this Agreement, the Prior Credit Agreement, the Original Credit Agreement, or any actual or proposed use of proceeds of Loans hereunder or under the Prior Credit Agreement or the Original Credit Agreement; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

(c)                                  Currency Indemnification.  The Co-Borrowers agree to jointly and severally indemnify each Bank for any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Bank as a result of the failure of any Co-Borrower to pay any Available Currency Loan or any interest thereon in the Available Currency in which such Loan was originally made.

SECTION 9.04. Sharing of Set–offs.  Each Bank agrees that if it shall, by exercising any right of set–off or counterclaim or otherwise, receive payment of a proportion of the aggregate amounts outstanding hereunder held by it which is greater than the proportion received by any other Bank in respect of the aggregate amounts outstanding hereunder, the Bank receiving such proportionately greater payment shall purchase such participations in the outstanding of the other Banks, and such other adjustments shall be made, as may be required so that all such payments on the amounts outstanding hereunder held by the Banks shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set–off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of either Co-Borrower other than its indebtedness hereunder. Each Co-Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in the obligations outstanding hereunder, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set–off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of such Co-Borrower in the amount of such participation.

SECTION 9.05. Amendments and Waivers.  Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (w) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Co-Borrowers and the Required Banks, (x) pursuant to a Term Loan Supplement executed in accordance with the terms and conditions of Section 2.01(d) which only needs to be signed by the Co-Borrowers, the Administrative Agent and the Banks providing the Term Commitments thereunder, (y) pursuant to an Increased Commitment Supplement executed in accordance with the terms and conditions of Section 2.18 which only needs to be signed by the Co-Borrowers, the Administrative Agent and the Revolving Banks increasing or providing new Revolving Commitments, and (z) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Co-Borrowers, with the consent of the Required Banks; provided that no such agreement shall (i) increase the Commitment of any Bank without the written consent of such Bank, (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Bank affected thereby, (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Bank affected thereby, (iv) change Section 2.13 or Section 9.04 in a manner that would alter the manner in which payments are shared, without the written consent of each Bank, (v) change any of the provisions of this Section or the definition of “Required Banks” or any other provision of any Loan Document specifying the number or percentage of Banks required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Bank directly affected thereby, (vi) release either Co-Borrower from its obligations under the Loan Documents, without the written consent of each Bank (not including any Defaulting Bank), or (vii) change any provisions of any of the Loan Documents in a manner that by its terms adversely affects the rights in respect of payments due to Banks holding a class of Loans differently than those holding Loans of any other class, without the written consent of Banks holding a majority in interest of the outstanding Loans and unused commitments of each affected class; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of any Available Currency Revolving Bank, the Administrative Agent, any Issuing Bank or the Swingline Bank without the prior written consent of such Available Currency Revolving Bank, the Administrative Agent, the Issuing Bank or the Swingline Bank, as the case may be, and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Revolving Banks, the Term Banks, or the Available Currency Revolving Banks but not any other group of Banks, may be effected by an agreement or agreements in writing entered into by the Co-Borrowers and requisite percentage in interest of the affected class of Banks.

SECTION 9.06. Successors and Assigns.

(a)                                  Benefit and Binding Effect.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) neither Co-Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Bank (and any attempted assignment or transfer by a Co-Borrower without such consent shall be null and void) and (ii) no Bank may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section) and, to the extent expressly contemplated hereby, each Indemnitee) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments.

(i)                                      Subject to the conditions set forth in clause (b)(ii) below, any Bank may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)                              Carlisle, provided that no consent of Carlisle shall be required for an assignment to a Bank, an affiliate of a Bank, an Approved Fund or, if an Event of Default has occurred and is continuing, to any other assignee; and

(B)                                the Administrative Agent and the Issuing Banks, provided that no consent of the Administrative Agent or any Issuing Bank shall be required for an assignment of: (1) any Revolving Commitment to an assignee that is a Revolving Bank with a Revolving Commitment immediately prior to giving effect to such assignment, an affiliate of a Bank or an Approved Fund nor (2) all or any portion of a Term Loan to a Bank, an affiliate of a Bank or an Approved Fund.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                              except in the case of an assignment to a Bank or an affiliate of a Bank, an Approved Fund or an assignment of the entire remaining amount of the assigning Bank’s Commitment or Loans, the amount of each Commitment or type of Loans of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of Carlisle and the Administrative Agent otherwise consent, provided that no such consent of Carlisle shall be required if an Event of Default has occurred and is continuing;

(B)                                each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement;

(C)                                the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D)                               the assignee, if it shall not be a Bank, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 9.06(b), the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Bank, (b) an affiliate of a Bank or (c) an entity or an affiliate of an entity that administers or manages a Bank.

(iii)                                Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Article 8). Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this Section 9.06 shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)          The Administrative Agent, acting for this purpose as an agent of the Co-Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Bank pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Co-Borrowers, the Administrative Agent, the Issuing Banks and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Co-Borrowers, any Issuing Bank and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Bank and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Bank hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)           Participations.

(i)            Any Bank may, without the consent of either Co-Borrower, the Administrative Agent, any Issuing Bank, or the Swingline Bank sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Bank’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Bank’s obligations under this Agreement shall remain unchanged, (B) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Co-Borrowers, the Administrative Agent, each Issuing Bank and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and/or obligations under this Agreement.  Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.05(i) (vii) that affects such Participant. Subject to paragraph (c)(ii) of this Section, each Co-Borrower agrees that each Participant shall be entitled to the benefits of Article 8 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.04 as though it were a Bank, provided such Participant agrees to be subject to this Agreement as though it were a Bank.

(ii)            A Participant shall not be entitled to receive any greater payment under Article 8 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Carlisle’s prior written consent. A Participant that would be a Foreign Bank if it were a Bank shall not be entitled to the benefits of Section 8.04 unless Carlisle is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Co-Borrowers, to comply with Section 8.04 as though it were a Bank.

(d)           Pledge.  Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

SECTION 9.07. Collateral.  Each of the Banks represents to the Administrative Agent and each of the other Banks that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

SECTION 9.08. Governing Law; Submission to Jurisdiction.  This Agreement and each other Loan Document shall be governed by and construed in accordance with the laws of the State of New York. This governing law election has been made by the parties in reliance (at least in part) on Section 5-1401 of the General Obligations Law of the State of New York, as amended (as and to the extent applicable), and other applicable law. Each Co-Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Bank, any Issuing Bank, any of their respective affiliates or any of their respective directors, officers, agents and employees in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Bank or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against either Co-Borrower or its properties in the courts of any jurisdiction.  Each Co-Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

SECTION 9.09. Counterparts; Integration; Effectiveness; Amendment and Restatement.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement shall become effective upon receipt by the Administrative Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telegraphic, telex, facsimile or other written confirmation from such party of execution of a counterpart hereof by such party). This Agreement amends and restated in its entirety the Prior Credit Agreement. However, for all matters arising prior to the Effective Date (including the accrual and payment of interest and fees, and matters relating to indemnification and compliance with financial covenants), the terms of the Prior Credit Agreement (as unmodified by this Agreement) shall control and are hereby ratified and confirmed. Carlisle represents and warrants that as of the Effective Date there are no claims or offsets against or defenses or counterclaims to its obligations under the Prior Credit Agreement or the Original Credit Agreement or any of the other Loan Documents. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic communication shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.10. Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.11. Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Limitation of Liability.  None of the Administrative Agent, any Person named as Joint Lead Arranger or Joint Bookrunner on the cover page to this Agreement, any Issuing Bank, any Bank, or any affiliate, officer, director, employee, attorney, or agent thereof shall have any liability with respect to, and each Co-Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, consequential or punitive damages suffered or incurred by such Co-Borrower in connection with, arising out of, or in any way related to any of the Loan Documents, or any of the transactions contemplated by any of the Loan Documents.

SECTION 9.13. Construction.  Each Co-Borrower, the Administrative Agent and each Bank acknowledges that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by the parties thereto.

SECTION 9.14. Independence of Covenants.  All covenants under the Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

SECTION 9.15. WAIVER OF JURY TRIAL.  EACH OF THE CO-BORROWERS, THE ADMINISTRATIVE AGENT, THE ISSUING BANK AND THE BANKS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 9.16. Confidentiality.  Each of the Administrative Agent, each Issuing Bank and each Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed: (a) to its and its affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement and (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to either Co-Borrower and its obligations, (g) with the consent of Carlisle or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Bank on a nonconfidential basis from a source other than a Co-Borrower. For the purposes of this Section, “Information” means all information received from a Co-Borrower relating to either Co-Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Bank on a nonconfidential basis prior to disclosure by the applicable Co-Borrower; provided that, in the case of information received from a Co-Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything in any commitment or fee letter executed in connection herewith to the contrary or the forgoing provisions, the parties hereto may disclose to any Person, without limitation of any kind, the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011–4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to a Co-Borrower relating to such tax treatment and tax structure, except that, with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transactions contemplated hereby as well as other information, this proviso shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the such transactions.

EACH BANK ACKNOWLEDGES THAT INFORMATION FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING CARLISLE AND ITS SUBSIDIARIES AND AFFILIATES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY CARLISLE OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT CARLISLE AND ITS SUBSIDIARIES AND AFFILIATES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH BANK REPRESENTS TO CARLISLE AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.17. USA PATRIOT Act.  Each Bank that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Co-Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Co-Borrowers, which information includes the name and address of the Co-Borrowers and other information that will allow such Bank to identify the Co-Borrowers in accordance with the Act.

SECTION 9.18. Judgment Currency.  This is an international loan transaction in which the specification of the applicable currency of payment is of the essence, and the stipulated currency shall in each instance be the currency of account and payment in all instances.  A payment obligation in one currency under the Loan Documents (the “Original Currency”) shall not be discharged by an amount paid in another currency (the “Other Currency”), whether pursuant to any judgment expressed in or converted into any Other Currency except to the extent that such tender results in the effective receipt by the payee of the full amount of the Original Currency payable to such payee.  If for the purpose of obtaining judgment in any court it is necessary to convert a sum due under any Loan Document in the Original Currency into the Other Currency, the rate of exchange that shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Original Currency at the relevant office with the Other Currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of the Co-Borrowers in respect of any such sum due from it to the relevant payee under any Loan Document (in this Section called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Available Currency Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Other Currency such Entitled Person may in accordance with normal banking procedures purchase the Original Currency with the amount of the judgment currency so adjudged to be due; and the Co-Borrowers, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Original Currency, the amount (if any) by which the sum originally due to such Entitled Person in the Original Currency hereunder exceeds the amount of the Other Currency so purchased.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CARLISLE COMPANIES INCORPORATED
CARLISLE MANAGEMENT COMPANY

By:	/s/
Steven Ford, Chief Executive Officer

JPMORGAN CHASE BANK, N.A., as Administrative
Agent, Issuing Bank, Swingline Bank and as a Bank

By:	/s/
Patrick S. Thornton, Executive Director

WELLS FARGO BANK, N.A., as co-syndication agent
and as a Bank

By:	/s/
Scott Santa Cruz, Managing Director

BANK OF AMERICA, N.A., as co-syndication agent
and as a Bank

By:	/s/
Chris Burns, Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as
co-documentation agent and as a Bank

By:	/s/
George Stoecklein, Vice President

SUNTRUST BANK, as co-documentation agent and as
a Bank

By:	/s/
Baebel Freudenthaler, Director

MIZUHO CORPORATE BANK (USA), as co-documentation agent and as a Bank

By:	/s/
David Lim, Senior Vice President

T.D. BANK, N.A., as co-documentation agent and as a Bank

By:	/s/
M. Bernadette Collins, Executive Director

CITICORP NORTH AMERICA, INC., as a Bank

By:	/s/
Christopher M. Hartzell, Vice President

HSBC BANK USA, NATIONAL ASSOCIATION, as a Bank

By:	/s/
Eric P. Rodawig, Assistant Vice President

PNC BANK NATIONAL ASSOCIATION (successor in interest by merger to National City Bank), as a Bank

By:	/s/
John Berry, Vice President

INDEX OF EXHIBITS AND SCHEDULES

SCHEDULE 1.01	–	Commitments
SCHEDULE 1.01(a)	–	Pricing Schedule
SCHEDULE 1.01(b)	–	Existing Letters of Credit
SCHEDULE 1.01(c)	–	Mandatory Costs
SCHEDULE 4.09	–	Material Subsidiaries

EXHIBIT A	–	Form of Note
EXHIBIT B	–	Form of Money Market Quote Request
EXHIBIT C	–	Form of Invitation for Money Market Quotes
EXHIBIT D	–	Form of Money Market Quote
EXHIBIT E	–	Form of Opinion of Counsel for the Co-Borrowers
EXHIBIT F	–	Form of Assignment and Assumption Agreement
EXHIBIT G	–	Form of Increased Commitment Supplement

SCHEDULE 1.01

to

Third Amended and Restated Credit Agreement

Commitments

Bank	Available Currency Commitment	Revolving Commitment
JPMorgan Chase Bank, N.A.	$37,500,000	$75,000,000
Wells Fargo Bank, N.A.	$37,500,000	$75,000,000
Bank of America, N.A.	$37,500,000	$75,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd	$31,875,000	$63,750,000
SunTrust Bank	$31,875,000	$63,750,000
Mizuho Corporate Bank (USA)	$31,875,000	$63,750,000
T.D. Bank, N.A.	$31,875,000	$63,750,000
Citicorp North America, Inc.	$20,000,000	$40,000,000
HSBC Bank USA, National Association	$20,000,000	$40,000,000
PNC Bank National Association	$20,000,000	$40,000,000
Total Commitments	$300,000,000.00	$600,000,000.00

1

SCHEDULE 1.01(a)

to

Third Amended and Restated Credit Agreement

Pricing Schedule

Each of “Euro–Dollar Margin”, “Base Margin”, and “Facility Fee Rate” means, for any date, the rate per annum set forth below in the row opposite such term and in the column corresponding to the Pricing Level that applies at such date:

Margin	Level I	Level II	Level III	Level IV	Level V	Level VI
Euro–Dollar Margin	0.75%	0.85%	1.05%	1.25%	1.45%	1.65%
Base Margin	0.00%	0.00%	0.05%	0.25%	0.45%	0.65%
Facility Fee Rate	0.125%	0.15%	0.20%	0.25%	0.30%	0.35%

For purposes of this Schedule, the following terms have the following meanings:

“Level I” applies at any date if, at such date, Carlisle’s senior unsecured bank or other unsecured senior debt is rated A- or higher by S&P or A3 or higher by Moody’s.

“Level II” applies at any date if, at such date, Carlisle’s senior unsecured bank or other unsecured senior debt is rated BBB+ by S&P or Baa1 by Moody’s.

“Level III” applies at any date if, at such date, Carlisle’s senior unsecured bank or other unsecured senior debt is rated BBB by S&P or Baa2 by Moody’s.

“Level IV” applies at any date if, at such date, Carlisle’s senior unsecured bank or other unsecured senior debt is rated BBB-by S&P or Baa3 by Moody’s.

“Level V” applies at any date if, at such date, Carlisle’s senior unsecured bank or other unsecured senior debt is rated BB+ by S&P or Bal by Moody’s.

“Level VI” applies at any date, if at such date, no other Pricing Level applies.

“Moody’s” means Moody’s Investors Service, Inc.

“Pricing Level” refers to the determination of which of Level I, Level II, Level III, Level IV, Level V or Level VI applies at any date.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw–Hill Companies, Inc.

The credit ratings to be utilized for purposes of this Schedule are those assigned to the senior unsecured bank debt of Carlisle without third–party credit enhancement and any rating assigned to any other debt security of Carlisle shall be disregarded. The rating in effect at any date is that in effect at the close of business on such date. The applicable “Pricing Level” for purposes of this definition shall be the Pricing Level set forth above which corresponds with such credit ratings.  In the event the ratings assigned by S&P or Moody’s fall in different Pricing Levels, the Pricing Level to be used shall be the

1

Pricing Level containing the highest rating; provided that if the difference is more than one full rating category (with changes in the +, - or numerical modifiers associated with the ratings being considered one full rating category for purposes of this proviso), the Pricing Level to be used shall be the Pricing Level containing the rating which is one above the lowest rating assigned.  If the rating system of S&P or Moody’s shall change or if S&P and Moody’s both no longer rate the unsecured senior bank debt of Carlisle, the parties hereto shall negotiate in good faith to amend the references to specific ratings in this definition (including by way of substituting another rating agency mutually acceptable to Carlisle and the Administrative Agent for the rating agency with respect to which the rating system has changed) to reflect such changed rating system, and if an agreement with Carlisle on this point cannot be reached, the Administrative Agent, acting in good faith, shall determine the applicable Pricing Level.  Pending agreement on such amendment or the Administrative Agent’s determination, the rating in effect immediately prior to such change will be used in determining the Pricing Level hereunder. As of the Closing Date, the Pricing Level is Level III.

2

SCHEDULE 1.01(b)

to

Third Amended and Restated Credit Agreement

Existing Letters of Credit

Issuing Bank: JPMorgan Chase Bank, N.A.

	Current	Effective	Actual
Alias	Amount	Date	Expiry	Beneficiary

D-241758	3,513,137.00	10-Oct-07	30-Jun-12	National Union Fire Insurance

S-748281	7,854,015.00	8-Jun-09	30-Jun-12	Ace American Insurance Company

S-748325	16,781,725.00	10-Jun-09	30-Jun-12	National Union Fire Insurance

S-748336	500,000.00	9-Jun-09	30-Jun-12	Liberty Mutual Insurance Company

S-754574	624,540.18	19-May-09	23-Mar-12	Tech City 52, LLC

S-842724	150,000.00	13-Jul-10	30-Jun-12	Jackson Energy Authority

S-890398	150,000.00	2-Dec-10	12-Jul-12	The Travelers Indemnity Company

S-890399	250,000.00	2-Dec-10	12-Jun-12	Oklahoma Workers’ Compensation

S-759193	174,375.00	28-May-09	31-Jul-12	GRE Belmont, LLC

S-705725	884,164.00	19-Dec-08	1-Sep-12	South Dakota Department of Labor

SCHEDULE 1.01(c)

to

Third Amended and Restated Credit Agreement

Mandatory Costs

1.                                       The Mandatory Cost is an addition to the interest rate to compensate the Banks for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.                                       On the first day of each Interest Period with respect to any Available Currency Borrowing (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Bank, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Banks’ Additional Cost Rates (weighted in proportion to the percentage participation of each Bank in the relevant Loan) and will be expressed as a percentage rate per annum.

3.                                       The Additional Cost Rate for any Bank lending from a lending office in a Participating Member State will be the percentage notified by that Bank to the Administrative Agent. This percentage will be certified by that Bank in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Bank’s participation in all Available Currency Borrowings made from that lending office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that lending office.

4.                                       The Additional Cost Rate for any Bank lending from a lending office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)                                  in relation to a sterling Loan:

per cent per annum

(b)                                 in relation to a Loan in any currency other than sterling:

per cent per annum.

Where:

A                                        is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Bank is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B                                          is the percentage rate of interest (excluding the margin and the Mandatory Cost and any additional rate of interest accruing when a Default exists) payable for the relevant Interest Period on the Loan.

1

C                                        is the percentage (if any) of Eligible Liabilities which that Bank is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D                                     is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E                                       is designed to compensate Banks for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Available Currency Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.                                       For the purposes of this Schedule:

(a)                                  “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)                                 “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)                                  “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)                                 “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.                                       In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.                                       If requested by the Administrative Agent, each Available Currency Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Available Currency Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Available Currency Reference Bank as being the average of the Fee Tariffs applicable to that Available Currency Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Available Currency Reference Bank.

8.                                       Each Bank shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Bank shall supply the following information on or prior to the date on which it becomes a Bank:

(a)                                  the jurisdiction of its lending office; and

(b)                                 any other information that the Administrative Agent may reasonably require for such purpose.

2

Each Bank shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.                                       The percentages of each Bank for the purpose of A and C above and the rates of charge of each Available Currency Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Bank notifies the Administrative Agent to the contrary, each Bank’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its lending office.

10.                                 The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over or under compensates any Bank and shall be entitled to assume that the information provided by any Bank or Available Currency Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.                                 The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Banks on the basis of the Additional Cost Rate for each Bank based on the information provided by each Bank and each Available Currency Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.                                 Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to an Bank shall, in the absence of manifest error, be conclusive and binding on all parties.

13.                                 The Administrative Agent may from time to time, after consultation with the Co-Borrowers and the Banks, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

3

SCHEDULE 4.09

to

Third Amended and Restated Credit Agreement

Material Subsidiaries

(as of October 20, 2011)

Carlisle Companies Incorporated

Carlisle Management Company

Carlisle Brake & Friction, Inc.

Friction Products, Inc.

Carlisle Corporation

Carlisle Transportation Products, Inc.

Carlisle Construction Materials Incorporated

Carlisle Coatings & Waterproofing Incorporated

Carlisle TPO, Inc.

Carlisle Interconnect Technologies, Inc.

Carlyle Holdings, Inc.

Carlyle, Inc.

Electronic Cable Specialists, Inc.

Carlisle Insurance Company

Carlisle FoodService Products Incorporated

Carlisle Industrial Brake & Friction, Inc.

Carlisle International BV

Carlisle Holding Ltd.

Brake Products Ltd.

Carlisle Asia Pacific Ltd.

Carlisle Brake Products (Hangzhou) Co. Ltd.

Carlisle (Meizhou) Rubber Products Co. Ltd.

Aztec Holdings Aps

CSL Manufacturing CV

Carlisle Canada

S. K. Wellman SpA

Carlisle Holdings GmbH

PDT Phoenix GmbH

CSL International CV

Carlisle Holdings BV

EXHIBIT A

to

Third Amended and Restated Credit Agreement

Note

$	{date}

For value received, Carlisle Companies Incorporated, a Delaware corporation (“Carlisle”) and Carlisle Management Company, a Delaware corporation (“CMC” and together with Carlisle, herein the “Co-Borrowers”), jointly and severally promise to pay to the order of                                                  (the “Bank”), for the account of its Applicable Lending Office, the unpaid principal amount of each [Revolving][Available Currency][Money Market][Term] Loan made by the Bank pursuant to the Credit Agreement referred to below on the maturity date provided for in the Credit Agreement. The Co-Borrowers each jointly and severally promise to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of the Administrative Agent.

All [Revolving][Available Currency][Money Market][Term] Loans made by the Bank, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by the Bank and, if the Bank so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof, provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Co-Borrowers hereunder or under the Credit Agreement.

This note is one of the Notes referred to in the Third Amended and Restated Credit Agreement dated as of October 20, 2011 among Carlisle Companies Incorporated, Carlisle Management Company, the Banks party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent (as the same may be amended from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meanings.  Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

CARLISLE COMPANIES INCORPORATED
CARLISLE MANAGEMENT COMPANY

By:
Name:
Authorized Officer for Each Co-Borrower

EXHIBIT B

to

Third Amended and Restated Credit Agreement

Form of Money Market Quote Request

[Date]

To:                              JPMorgan Chase Bank, N.A. (the “Administrative Agent”)

From:                  Carlisle Companies Incorporated (“Carlisle”)

Re:                               Third Amended and Restated Credit Agreement (as amended from time to time, the “Credit Agreement”) dated as of October 20, 2011 among Carlisle Companies Incorporated, Carlisle Management Company, the Banks party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent

We hereby give notice pursuant to Section 2.03 of the Credit Agreement that we request Money Market Quotes for the following proposed Money Market Borrowing(s):

Date of Borrowing:

Co-Borrower requesting the Borrowing:

Principal Amount(1)	Interest Period(2)

$

Such Money Market Quotes should offer a Money Market [Margin] [Absolute Rate].  [The applicable base rate is the London Interbank Offered Rate.]

Terms used herein have the meanings assigned to them in the Credit Agreement.

CARLISLE COMPANIES INCORPORATED

By:
Name:
Title:

(1) Amount must be $10,000,000 or a larger multiple of $1,000,000.

(2) Not less than one month (LIBOR Auction) or not less than 14 days (Absolute Rate Auction), subject to the provisions of the definition of Interest Period.

EXHIBIT C

to

Third Amended and Restated Credit Agreement

Form of Invitation for Money Market Quotes

To                                 [Name of Bank]

Re:                               Invitation for Money Market Quotes to Carlisle Companies Incorporated (“Carlisle”)

Pursuant to Section 2.03 of the Third Amended and Restated Credit Agreement dated as of October 20, 2011 among Carlisle, Carlisle Management Company, the Banks party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, we are pleased on behalf of Carlisle to invite you to submit Money Market Quotes to Carlisle for the following proposed Money Market Borrowing(s):

Date of Borrowing:

Co-Borrower requesting the Borrowing:

Principal Amount	Interest Period

$

Such Money Market Quotes should offer a Money Market [Margin] [Absolute Rate]. [The applicable base rate is the London Interbank Offered Rate.]

Please respond to this invitation by no later than [2:00 P.M.] [9:30 A.M.] (New York City time) on [date].

JPMorgan Chase Bank, N.A., as Administrative Agent

By:
Authorized Officer

EXHIBIT D

to

Third Amended and Restated Credit Agreement

Form of Money Market Quote

To:                              JPMorgan Chase Bank, N.A. as Administrative Agent

Re                                  Money Market Quote to Carlisle Companies Incorporated (“Carlisle”)

In response to your invitation on behalf of Carlisle dated                           , 20        , we hereby make the following Money Market Quote on the following terms:

1.                                       Quoting Bank:

2.                                       Person to contact at Quoting Bank:

3.                                       Date of Borrowing: (3)

4.                                       We hereby offer to make Money Market Loan(s) in the following principal amounts, for the following Interest Periods and at the following rates:

Principal		Money Market
Amount(4)	Interest Period(5)	[Margin](6)	[Absolute Rate](7)
$
$

[Provided, that the aggregate principal amount of Money Market Loans for which the above offers may be accepted shall not exceed $                                  .](8)

(3) As specified in the related Invitation.

(4) Principal amount bid for each Interest Period may not exceed principal amount requested. Specify aggregate limitation if the sum of the individual offers exceeds the amount the Bank is willing to lend. Bids must be made for $5,000,000 or a larger multiple of $1,000,000.

(5) Not less than one month or not less than 30 days, as specified in the related Invitation. No more than five bids are permitted for each Interest Period.

(6) Margin over or under the London Interbank Offered Rate determined for the applicable Interest Period. Specify percentage (to the nearest 1/10,000 of 1%) and specify whether “PLUS” or “MINUS”

(7) Specify rate of interest per annum (to the nearest 1/10,000 of 1%).

(8) Principal amount bid for each Interest Period may not exceed principal amount requested. Specify aggregate limitation if the sum of the individual offers exceeds the amount the Bank is willing to lend. Bids must be made for $5,000,000 or a larger multiple of $1,000,000.

1

We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Third Amended and Restated Credit Agreement dated as of October 20, 2011 among Carlisle, Carlisle Management Company, the Banks party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, irrevocably obligates us to make the Money Market Loan(s) for which any offer(s) are accepted, in whole or in part.

Very truly yours,

[NAME OF BANK]

Dated:	By:
Authorized Officer

2

EXHIBIT E

to

Third Amended and Restated Credit Agreement

Opinion of

Counsel for the Co-Borrowers

October 20, 2011

To the Banks and the Administrative Agent

Referred to Below

c/o JPMorgan Chase Bank, N.A., as Administrative Agent

13777 Ballantyne Corporate Place

Charlotte, NC 28277

Dear Sirs:

I am Vice President, Secretary and General Counsel of Carlisle Companies Incorporated (“Carlisle”) and Secretary of Carlisle Management Company (“CMC” and together with Carlisle, herein the “Co-Borrowers”), and in my capacity as an employee of Carlisle, I have participated in the execution and delivery of the Third Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of October 20, 2011 among the Co-Borrowers, the Banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Terms defined in the Credit Agreement are used herein as therein defined. This opinion is being rendered to you pursuant to Section 3.01(b) of the Credit Agreement.

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion.

The opinions expressed in this letter are limited to the laws of the States of New York and Delaware and the Federal laws of the United States of America.

Upon the basis of the foregoing, I am of the opinion that:

1.                                       Each Co-Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

2.                                       The execution, delivery and performance by each Co-Borrower of the Credit Agreement and the Notes are within the corporate powers of each Co-Borrower, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by–laws of either Co-Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon Carlisle or any of Carlisle’s Material Subsidiaries or result in the creation or imposition of any Lien on any asset of Carlisle or any of Carlisle’s Material Subsidiaries.

1

3.                                       The Credit Agreement constitutes a valid and binding agreement of each Co-Borrower and each Note constitutes a valid and binding obligation of each Co-Borrower, in each case enforceable in accordance with its terms except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general principles of equity.

4.                                       There is no action, suit or proceeding pending against, or to the best of our knowledge threatened against or affecting, Carlisle or any of Subsidiaries of Carlisle before any court or arbitrator or any governmental body, agency or official, in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of Carlisle and Carlisle’s Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity of the Credit Agreement or the Notes.

5.                                       Each of Carlisle’s corporate Subsidiaries is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted except where the failure to have such powers, licenses, authorizations, consents or approvals could not reasonably be expected to have a Material Adverse Effect.

Very truly yours,

2

EXHIBIT F

to

Third Amended and Restated Credit Agreement

Assignment And Assumption

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Bank under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Bank) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an affiliate/Approved Fund of [identify Bank]

3.	Co-Borrowers(s):	Carlisle Companies Incorporated and Carlisle Management Company

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:

$600,000,000 Third Amended and Restated Credit Agreement dated as of October 20, 2011 among Carlisle Companies Incorporated, Carlisle Management Company, the Banks parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent

1

6.                        Assigned Interest:

	Aggregate Amount of	Amount of
	Commitment/Loans for	Commitment/Loans	Percentage Assigned of
Facility Assigned	all Banks	Assigned	Commitment/Loans
	$	$		%
	$	$		%
	$	$		%

Effective Date:                                   , 20       [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about Carlisle and its affiliates and subsidiaries or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and] Accepted:

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

By:
Title:

2

[Consented to:]

CARLISLE COMPANIES INCORPORATED
CARLISLE MANAGEMENT COMPANY

By:
Title:

3

ANNEX 1

THIRD AMENDED AND RESTATED CREDIT AGREEMENT DATED OCTOBER 20, 2011 AMONG CARLISLE COMPANIES INCORPORATED, CARLISLE MANAGEMENT COMPANY, THE BANKS PARTY THERETO AND JPMORGAN CHASE BANK, N.A., AS THE ADMINISTRATIVE AGENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.                                       Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Co-Borrowers, any of the Subsidiaries or Affiliates of Carlisle or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Co-Borrowers, any of the Subsidiaries or Affiliates of Carlisle or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Bank, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Bank, and (v) if it is a Foreign Bank, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank.

2.                                       Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.                                       General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT G

to

Third Amended and Restated Credit Agreement

Form of Increased Commitment Supplement

This INCREASED COMMITMENT SUPPLEMENT (this “Supplement”) is dated as of                         ,        and entered into by and among Carlisle Companies Incorporated, a Delaware corporation (“Carlisle”), Carlisle Management Company, a Delaware corporation (“CMC” and together with Carlisle, herein the “Co-Borrowers”), each of the banks or other lending institutions which is a signatory hereto (the “Banks”), JPMorgan Chase Bank, N.A., as administrative agent for itself and the other parties (in such capacity, together with its successors in such capacity, the “Administrative Agent”), and is made with reference to that certain Third Amended and Restated Credit Agreement dated as of October 20, 2011 (as amended, the “Credit Agreement”), by and among the Co-Borrowers, the banks party thereto and the Administrative Agent. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Credit Agreement.

RECITALS

WHEREAS, pursuant to Section 2.18 of the Credit Agreement, the Co-Borrowers and the Banks are entering into this Increased Commitment Supplement to provide for the increase of the aggregate Revolving Commitments;

WHEREAS, each Bank party [hereto and already a party to the Credit Agreement] wishes to increase its Commitment [, and each Bank, to the extent not already a Bank party to the Credit Agreement (herein a “New Bank”), wishes to become a Revolving Bank party to the Credit Agreement];

WHEREAS, the Banks are willing to agree to supplement the Credit Agreement in the manner provided herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1.                                            Increase in Revolving Commitments. Subject to the terms and conditions hereof, each Bank severally agrees that its Revolving Commitment shall be increased to [or in the case of a New Bank, shall be] the amount set forth opposite its name on the signature pages hereof.

Section 2.                                            [New Banks.  Each New Bank (i) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the most recent financial statements of Carlisle delivered under Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (ii) agrees that it has, independently and without reliance upon the Administrative Agent, any other Bank or any of their officers, directors, subsidiaries or affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Supplement; (iii) agrees that it will, independently and without reliance upon the Administrative Agent, any other Bank or any of their officers, directors, subsidiaries or affiliates and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (iv) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are

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reasonably incidental thereto; and (v) agrees that it is a “Bank” and a “Revolving Bank” under the Loan Documents and will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Bank.

Section 3.                                            Representations and Warranties. In order to induce the Banks to enter into this Supplement and to supplement the Credit Agreement in the manner provided herein, the Co-Borrowers represents and warrants to the Administrative Agent and each Bank that (a) the representations and warranties contained in Article 4 of the Credit Agreement are and will be true, correct and complete on and as of the effective date hereof to the same extent as though made on and as of that date and for that purpose, this Supplement shall be deemed to be included as part of the Agreement referred to therein, and (b) no event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Supplement that would constitute a Default.

Section 4.                                            Effect of Supplement.  The terms and provisions set forth in this Supplement shall modify and supersede all inconsistent terms and provisions set forth in the Credit Agreement and except as expressly modified and superseded by this Supplement, the terms and provisions of the Credit Agreement are ratified and confirmed and shall continue in full force and effect. The Co-Borrowers, the Administrative Agent, and the Banks agree that the Credit Agreement as supplemented hereby and the other Loan Documents shall continue to be legal, valid, binding and enforceable in accordance with their respective terms.  Any and all agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Credit Agreement as supplemented hereby, are hereby amended so that any reference in such documents to the Credit Agreement shall mean a reference to the Credit Agreement as supplemented hereby.

Section 5.                                            Applicable Law.  This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York and applicable laws of the United States of America. This governing law election has been made by the parties in reliance (at least in part) on Section 5-1401 of the General Obligations Law of the State of New York, as amended (as and to the extent applicable), and other applicable law.

Section 6.                                            Counterparts, Effectiveness. This Supplement may be executed in any number of counterparts, by different parties hereto in separate counterparts and on telecopy or other electronic reproduced counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Supplement shall become effective upon the execution of a counterpart hereof by the Co-Borrowers, the Banks and receipt by the Co-Borrowers and the Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof. Delivery of an executed counterpart of a signature page of this Supplement by telecopy or other electronic communication shall be effective as delivery of a manually executed counterpart of this Supplement.

Section 7.                                            Entire Agreement. This Supplement embodies the final, entire agreement among the parties relating to the subject matter hereof and supersede any and all previous commitments, agreements, representations and understandings, whether oral or written, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of the parties hereto. There are no unwritten oral agreements among the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

CARLISLE COMPANIES INCORPORATED CARLISLE MANAGEMENT COMPANY, as the Co-Borrowers

By:
Name:
Title:

New Total Revolving Commitment:
$	JPMORGAN CHASE BANK, N.A., individually and as the Agent

By:
Name:
Title:

$	[BANK]

By:
Name:
Title:

$	[NEW BANK]

By:
Name:
Title:

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EXHIBIT H

to

Third Amended and Restated Credit Agreement

Form of Term Loan Supplement

This TERM LOAN SUPPLEMENT (this “Supplement”) is dated as of                         ,        and entered into by and among Carlisle Companies Incorporated, a Delaware corporation (“Carlisle”), Carlisle Management Company, a Delaware corporation (“CMC” and together with Carlisle, herein the “Co-Borrowers”), each of the banks or other lending institutions which is a signatory hereto (the “Banks”), JPMorgan Chase Bank, N.A., as administrative agent for itself and the other parties (in such capacity, together with its successors in such capacity, the “Administrative Agent”), and is made with reference to that certain Third Amended and Restated Credit Agreement dated as of October 20, 2011 (as amended, the “Credit Agreement”), by and among the Co-Borrowers, the banks party thereto and the Administrative Agent. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Credit Agreement.

RECITALS

WHEREAS, pursuant to Section 2.01(d) of the Credit Agreement, the Co-Borrowers and the Banks are entering into this Supplement to provide for a new term loan;

WHEREAS, each Bank [party hereto and already a party to the Credit Agreement] wishes to provide a Term Commitment [, and each Bank, to the extent not already a Bank party to the Credit Agreement (herein a “New Term Bank”), wishes to become a Bank party to the Credit Agreement with a Term Commitment];

WHEREAS, the Banks are willing to agree to supplement the Credit Agreement in the manner provided herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1.                                            Term Commitments.  Subject to the terms and conditions hereof and Section 2.01(d) of the Credit Agreement, each Bank severally agrees that its Term Commitment provided pursuant to this Supplement is in the amount set forth opposite its name on the signature pages hereof and shall be denominated in                       .      The aggregate amount of the Term Commitments provide pursuant hereto is a Dollar Amount equal to $                          . The Term Borrower for such Loans is                         . The Term Loans to be made pursuant here to shall be made on                                    and shall be [a Base Rate Loan in the amount of $                    ] [and] [a [Euro-Dollar] [Available Currency] Loan in the amount of $                    , having an Interest Period of [one] [three] [six] [nine] months]. The aggregate unpaid principal amount of the Term Loans made pursuant to this Supplement shall be due and payable in installments on the dates and in the amounts indicated below :

Date of Payment	Amount of Payment

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To the extent not previously paid in accordance with the schedule set forth above, the unpaid principal amount of all Term Loans shall be due and payable on                      (the “Term Loan Termination Date”).

Section 2.                                            [New Term Banks. Each New Term Bank (i) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements of the Co-Borrowers delivered under the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (ii) agrees that it has, independently and without reliance upon the Administrative Agent, any other Bank or any of their respective officers, directors, employees, agents and affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Supplement; (iii) agrees that it will, independently and without reliance upon the Administrative Agent, any other Bank or any of their respective officers, directors, employees, agents and affiliates and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iv) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (v) agrees that it is a “Bank” under the Credit Agreement and will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Bank (including delivery of all requisite tax certifications) with a Term Commitment.

Section 3.                                            Representations and Warranties. In order to induce the Banks to enter into this Supplement and to supplement the Credit Agreement in the manner provided herein, the Co-Borrowers represents and warrants to the Administrative Agent and each Bank that (a) the representations and warranties contained in Article 4 of the Credit Agreement are and will be true, correct and complete on and as of the effective date hereof to the same extent as though made on and as of that date and for that purpose, this Supplement shall be deemed to be included as part of the Agreement referred to therein, and (b) no event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Supplement that would constitute a Default.

Section 4.                                            Effect of Supplement.  The terms and provisions set forth in this Supplement shall modify and supersede all inconsistent terms and provisions set forth in the Credit Agreement and except as expressly modified and superseded by this Supplement, the terms and provisions of the Credit Agreement are ratified and confirmed and shall continue in full force and effect. The Co-Borrowers, the Administrative Agent, and the Banks agree that the Credit Agreement as supplemented hereby and the other Loan Documents shall continue to be legal, valid, binding and enforceable in accordance with their respective terms.  Any and all agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Credit Agreement as supplemented hereby, are hereby amended so that any reference in such documents to the Credit Agreement shall mean a reference to the Credit Agreement as supplemented hereby. Delivery of an executed counterpart of a signature page of this Supplement by telecopy or other electronic communication shall be effective as delivery of a manually executed counterpart of this Supplement.

Section 5.                                            Applicable Law.  This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York and applicable laws of the United States of America. This governing law election has been made by the parties in reliance (at least in part) on Section 5–1401 of the General Obligations Law of the State of New York, as amended (as and to the extent applicable), and other applicable law.

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Section 6.                                            Counterparts, Effectiveness. This Supplement may be executed in any number of counterparts, by different parties hereto in separate counterparts and on telecopy or other electronically reproduced counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Supplement shall become effective upon the execution of a counterpart hereof by the Co-Borrowers, the Banks and receipt by the Co-Borrowers and the Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

Section 7.                                            Entire Agreement. This Supplement embodies the final, entire agreement among the parties relating to the subject matter hereof and supersede any and all previous commitments, agreements, representations and understandings, whether oral or written, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of the parties hereto. There are no unwritten oral agreements among the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

CARLISLE COMPANIES INCORPORATED CARLISLE MANAGEMENT COMPANY, as the Co-Borrowers

By:
Name:
Title:

Term Loan Commitment:
$	JPMORGAN CHASE BANK, N.A., individually and as the Agent

By:
Name:
Title:

$	[BANK]

By:
Name:
Title:

$	[NEW BANK]

By:
Name:
Title:

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